Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CENTERSTATE BANKS, INC.

as Buyer

FEDERAL TRUST CORPORATION

as the Company

and

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

as Parent

Dated as of May 22, 2011

CONTENTS

Article 1	DEFINITIONS AND INTERPRETATION	1

1.1	Defined Terms	1
1.2	Terms Defined Elsewhere	6
1.3	Interpretation	8

Article 2	THE MERGER AND THE BANK MERGER	9

2.1	The Merger	9
2.2	Effective Time	9
2.3	Effects of the Merger	9
2.4	Charter and By-Laws	9
2.5	Directors and Officers	10
2.6	Effect on Capital Stock	10
2.7	The Bank Merger	10
2.8	Transferred Assets; Net Book Value	11
2.9	Other Transferred Assets	13
2.10	Transferred Loans	13

Article 3	CONSIDERATION	13

3.1	Merger Consideration	13
3.2	Estimated Balance Sheet	14
3.3	Balance Sheet True-Up	14
3.4	Appraisal of Real Property	16

Article 4	CLOSING	17

4.1	Closing	17
4.2	Company’s Closing Deliveries	17
4.3	Buyer’s Closing Deliveries	18
4.4	Payment of Negative Closing Payment by Parent	18

Article 5	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18

5.1	Organization; Capitalization	18
5.2	Authority; Enforceability	19
5.3	Non-Contravention	20
5.4	Approvals	20
5.5	Title to Assets	20
5.6	Financial Statements and Reports	20
5.7	Absence of Changes	21
5.8	Legal Proceedings	21
5.9	Compliance with Laws; Permits	22
5.10	Regulatory Matters	22
5.11	Loan Portfolio	23
5.12	Material Contracts	25
5.13	Risk Management Instruments	26
5.14	Taxes	26
5.15	Intellectual Property	27

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5.16	Real Property	28
5.17	Environmental Matters	29
5.18	Employees and Employee Benefits	29
5.19	Insurance	30
5.20	Interested Party Transactions	30
5.21	Brokers	31
5.22	Company and Bank Liability	31
5.23	Deposits	31
5.24	No Other Representations	31

Article 6	REPRESENTATIONS AND WARRANTIES OF PARENT	32

6.1	Organization	32
6.2	Authority; Enforceability	32
6.3	Non-Contravention	32
6.4	Approvals	32
6.5	Legal Proceedings	33
6.6	Regulatory Reports	33
6.7	Brokers	33
6.8	No Other Representations	33

Article 7	REPRESENTATIONS AND WARRANTIES OF BUYER	33

7.1	Organization	33
7.2	Authority; Enforceability	33
7.3	Non-Contravention	34
7.4	Approvals	34
7.5	Financial Statements and Reports	34
7.6	Legal Proceedings	35
7.7	Regulatory Matters	35
7.8	Adequate Financial Resources	35
7.9	Brokers	35
7.10	No Other Representations	36

Article 8	ADDITIONAL COVENANTS	36

8.1	Conduct of the Business	36
8.2	Regulatory Approval	38
8.3	Access to Information; Confidentiality	40
8.4	Post-Closing Retention of, and Access to, Records	40
8.5	Publicity	41
8.6	Employees	41
8.7	Tax Matters	42
8.8	Transfer Taxes	44
8.9	Expenses	44
8.10	Further Assurances	44
8.11	Disclosure Schedules	44
8.12	Advice of Changes	45
8.13	Actions With Respect to Closing Conditions	45
8.14	Attorney-Client Privilege; Post-Closing Representation	45

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8.15	Assumption of Trust Preferred Securities	46
8.16	Put Right Regarding Transferred Loans	46
8.17	Closing of Bank Offices	49
8.18	Non-Solicitation; Restriction on Banking Offices	49
8.19	Monthly Financial Reports	50
8.20	Notices to Customers and Other Third Parties	50
8.21	Real Property Matters	51
8.22	Known Litigation	53

Article 9	CONDITIONS TO CLOSING	55

9.1	Conditions to Obligations of the Company and Parent	55
9.2	Conditions to Obligations of Buyer	56

Article 10	INDEMNIFICATION	57

10.1	Indemnification by Parent	57
10.2	Indemnification by Buyer	58
10.3	Notice of Claims	58
10.4	Third Party Actions	59
10.5	Survival	61
10.6	Limitations	62
10.7	Exclusive Remedy	63

Article 11	TERMINATION	63

11.1	Termination	63
11.2	Effect of Termination	65

Article 12	MISCELLANEOUS	65

12.1	Entire Agreement; Headings	65
12.2	Construction	65
12.3	Severability	65
12.4	Waiver and Amendment	65
12.5	Governing Law	65
12.6	Jurisdiction; Service of Process; Jury Trial Waiver; Prevailing Party	65
12.7	Notices	66
12.8	Assignment	67
12.9	No Third Party Beneficiaries	67
12.10	Specific Performance	67
12.11	Counterparts	67

Exhibits

A	Form of Press Release

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2011, by and among CENTERSTATE BANKS, INC., a Florida corporation (“Buyer”), THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (“Parent”), and FEDERAL TRUST CORPORATION, a Florida corporation and a wholly-owned subsidiary of Parent (the “Company” and, together with Buyer and Parent, the “Parties”).

WHEREAS, the Board of Directors of the Company, on the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholder of the Company, (ii) approved, adopted and declared advisable this Agreement and the merger of the Company with and into Buyer (the “Merger”) in accordance with the Florida Business Corporation Act (“FBCA”), and (iii) determined to recommend that the Company’s shareholder approve this Agreement and the Merger;

WHEREAS, the Board of Directors of Buyer has adopted this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Buyer and all shares of capital stock of the Company (“Company Stock”) that are issued and outstanding immediately prior to the Merger will thereupon be canceled and converted into the right to receive the Merger Consideration in accordance herewith.

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION.

1.1	Defined Terms. As used herein, the following terms shall have the following meaning:

(a)	“Action” means any action, claim, proceeding, arbitration, suit, investigation or regulatory inquiry (whether civil, criminal, administrative or judicial), or any appeal therefrom; provided, however, that the term “Action” does not include routine examinations by Bank Regulators.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

(c)	“Approval” means any approval, non-objection, consent, authorization, license, franchise, order, registration or filing with, or notice to, any Person.

(d)	“Bank Regulator” means any federal or state banking regulator, including the OTS, the FDIC, the Board of Governors of the Federal Reserve System (“FRB”), the Office of the Comptroller of the Currency (“OCC”) and any state Government Entity having regulatory authority with respect to banking or insurance activities, in each case having jurisdiction over Buyer, Buyer Bank, the Bank, the Company or Parent on account of Parent’s ownership of the Company.

(e)	“Branches” means the Company’s branch offices, as defined in 12 C.F.R. § 545.92.

(f)	“Business Day” means any day other than a Saturday or Sunday or a day on which banks are authorized or required to close in the State of Florida or the State of Connecticut.

(g)	“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(h)	“Buyer Bank” means CenterState Bank of Florida, N.A., a national banking association and a wholly-owned subsidiary of Buyer.

(i)	“Buyer Bank’s Primary Federal Regulator” means the OCC.

(j)	“Buyer’s Knowledge” means all facts actually known, or that would be known after reasonable diligent investigation, by John C. Corbett, James J. Antal, Steve Young, and Dan Bockhorst.

(k)	“Buyer’s Primary Federal Regulator” means the FRB.

(l)	“Code” means the Internal Revenue Code of 1986, as amended.

(m)	“Company’s Knowledge” means all facts actually known, or that would be known after reasonable diligent investigation, by Dennis Ward, Daniel Davis, William Schaefer and Jody Schmidt.

(n)	“Contract” means any written or oral agreement, arrangement, lease, mortgage, deed of trust, contract, note, power of attorney, insurance policy covenant, understanding, commitment or instrument.

(o)	“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 3, 2011 between Buyer and KBW, as agent for Parent.

(p)	“Debentures” means the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 issued pursuant to the Indenture.

(q)	“Deposits” means the Bank’s deposits, as defined in 12 U.S.C. § 1813(l).

(r)	“Employees” means individuals employed by the Company or any of its Subsidiaries, including those who are on any leave of absence from employment.

(s)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(t)	“FDIC” means the Federal Deposit Insurance Corporation.

(u)	“Finally Resolved” means, with respect to any claim, controversy or dispute, either (i) a final, non-appealable judgment with respect thereto, or (ii) a written settlement agreement with respect thereto.

(v)	“GAAP” means United States generally accepted accounting principles consistently applied.

(w)	“Government Entity” means any federal, state, local or foreign government, court, agency (administrative, arbitrative, regulatory or otherwise), commission, department or other authority or instrumentality, including any Bank Regulator.

(x)	“Hartford Acquisition Date” means June 24, 2009.

(y)	“Indenture” means the Indenture, dated as of September 17, 2003, between the Company, as issuer thereunder, and U.S. Bank National Association, as trustee thereunder.

(z)	“Intellectual Property” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf or shrink-wrap software); all trademarks, trade names, service marks and service names; and all registrations, applications, recordings, licenses and common-law rights relating thereto.

(aa)	“KBW” means Keefe, Bruyette & Woods, Inc.

(bb)	“Laws” means all federal, state, local or foreign laws, codes, statutes, ordinances, rules, regulations and Orders of, and agreements with, Government Entities.

(cc)	“Leased Branch Property” means the real property leased by the Company or any of its Subsidiaries pursuant to the Branch Leases.

(dd)	“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not due.

(ee)	“Loan Documents” means the Contracts or other documents evidencing or otherwise relating to, governing or executed in connection with, or as security for, a Loan, including promissory notes, loan agreements, security agreements, guaranties, pledges, intercreditor agreements, subordination agreements, letters of credit, and all amendments, modifications, renewals, extensions and substitutions with respect to the foregoing.

(ff)	“Loans” means, collectively, all loan Contracts, notes or borrowing arrangements payable to the Bank, including lines of credit, leases and credit enhancements.

(gg)	“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, however, with respect to this clause (i), none of the following (or the results thereof) shall be deemed in themselves, either alone or in combination, to constitute, and none the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to federally chartered savings associations generally; (B) changes, after the date hereof, in Laws of general applicability to federally chartered savings associations or interpretations thereof by Government Entities; (C) actions or omissions taken with the prior written consent of the Buyer or expressly required by this Agreement or any Material Contract or other matter disclosed to Buyer prior to the execution of this Agreement; (D) any decline in loan production or Deposits at any Branches; (E) any loss of customers resulting from actions or omissions expressly required by this Agreement; (F) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting federally chartered savings associations generally; or (G) the public disclosure of the transactions contemplated hereby, except, in the case of clauses (A), (B) or (F) to the extent that the effects of any such changes are disproportionately adverse to the Company and its Subsidiaries taken as a whole, as compared to other savings and loan holding companies and their Subsidiaries), or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

(hh)	“Ordinary Course of the Company’s Business” means the ordinary course of the Company and its Subsidiaries’ business.

(ii)	“OTS” means the Office of Thrift Supervision and any successor thereto.

(jj)	“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

(kk)	“Permitted Liens” means imperfections or irregularities of title or Liens that do not materially affect the use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties, including (i) liens imposed by Law for Taxes, assessments or charges or claims by Government Entities that are not yet due or are being properly contested; (ii) carriers’, warehousemen’s, mechanics’ and other like liens imposed by Law, securing obligations that are not due and payable; (iii) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and similar Laws; (iv) easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (v) Liens securing FHLBA advances.

(ll)	“Person” means a natural person, sole proprietorship, partnership, corporation, association, limited liability company, trust, Government Entity or any other legal entity.

(mm)	“Real Estate Liens” means an interest in real property held by a third-party that secures a monetary obligation and under Florida law can be enforced by foreclosure.

(nn)	“Special Deposit Insurance Assessment” means the prepaid deposit insurance assessment paid by the Bank pursuant to FDIC Financial Institution Letter 63-2009.

(oo)	“Subsidiary” means, as to any Person, any other Person (i) of which such Person owns, directly or indirectly, securities or other ownership interests representing 50% or more of the aggregate voting power, equity securities or any class of equity securities or (ii) of which such Person has designated or possesses, directly or indirectly, the right to designate or elect 50% or more of the directors or Persons holding similar positions.

(pp)	“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Government Entity, whether disputed or not, and any charges, interest or penalties imposed thereon by any Government Entity.

(qq)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, any schedule or attachment thereto, and any amendment thereof.

(rr)	“TruPS” means the Junior Subordinated Debentures issued to FTST by the Company.

(ss)	“Trustee” shall have the meaning set forth in the Indenture.

1.2	Terms Defined Elsewhere. In addition to the terms defined in Section 1.1, each of the following terms is defined in the Section of the Agreement set forth opposite such term below:

Accounting Rules	5.6(b)
ADSP	8.7(g)
Allocation Schedule	8.7(g)
Articles of Merger	2.2
Audited Buyer Financials	7.5(a)
Audited Company Financials	5.6(a)
Auditor	3.3(d)(i)
Bank	5.1(a)
Bank Merger	2.7
Bank Merger Agreement	2.7
Bankruptcy and Equity Exceptions	5.2
Basket	10.6(a)(i)
BOLI	2.8(a)(ii)(C)
Branch Leases	5.12(a)(i)
Buyer	Preamble
Buyer Appraisal Delivery Date	3.4(a)
Buyer Covered Losses	10.6(a)(i)
Buyer Disclosure Schedule	Preamble to Article 7
Buyer Indemnitee	10.1
Buyer Losses	10.1
Buyer Plans	8.6(b)
Cap	10.6(a)(iii)
Certificate	2.6(a)
Claim Notice	10.3
Closed Branches	8.17
Closing	4.1
Closing Date	4.1
Closing Payment	3.1(a)
Common Interest Information	8.22(c)
Company	Preamble
Company Appraisal Delivery Date	3.4(c)
Company Disclosure Schedule	Preamble to Article 5
Company Financials	5.6(a)
Company Plans	5.18(a)
Company Stock	Recitals
Damages	10.1
Derivative Transactions	5.13
Disclosure Schedule	8.11
Dispute Notice	3.3(b)
Disputed Matters	3.3(b)
Effective Time	2.2

Environmental Laws	5.17
Environmental Survey	8.21(a)
ESOP	5.18(e)
Estimated Effective Time Balance Sheet	3.2
FBCA	Recitals
FHLBA	5.1
Final Losses	10.4(e)
Final Net Book Value	3.3(e)
First Negotiation Period	3.4(b)
Fiserv Contract	2.8(a)(ii)(H)
Fraud	10.6(a)
FRB	1.1(d)
FTMC	5.1(a)
FTST	5.1(a)
Incumbent Counsel	8.14(a)
Indemnified Party	10.3
Indemnifying Party	10.3
Interim Company Financials	5.6(a)
IRS	5.18(c)
Lien	5.3
Losses	10.6(b)
Material Contracts	5.12(b)
Material Defect	8.21(d)
Material Defect Notice	8.21(c)
Merger	Recitals
Merger Consideration	3.1(a)
Monthly Financials	8.19
Negative True-Up Amount	3.3(e)(ii)
Net Book Value	2.8(b)
Non-Continuing Employee	8.6(a)
Non-Performing	2.10(b)
OCC	1.1(d)
Order	5.8
Other Transferred Assets	2.9
Outside Closing Date	11.1(b)(ii)
Owned Branch Property	5.16
Parent	Preamble
Parent Covered Losses	10.6(a)(ii)
Parent Disclosure Schedule	Preamble to Article 6
Parent Indemnitee	10.2
Parent Losses	10.2
Parties	Preamble
Permits	5.9
Permitted Real Estate Liens and Exceptions	5.16
Plaintiff Litigation	8.22(a)
Policies	5.18

Pool	5.11(g)
Positive True-Up Amount	3.3(e)(i)
Property Examination	8.21(a)
Property Review Appraisal Factors	8.21(c)
Property Review Period	8.21(a)
Put Date	8.16(c)
Put Notice	8.16(c)
Put Period	8.16(a)
Qualified MAI Appraiser	3.4(a)
Regulatory Approval	9.1(c)
Representatives	8.3(a)
Repurchase Price	8.16(g)
Repurchased Loan	8.16(d)
Response Period	10.4(a)
Revised Effective Time Balance Sheet	3.3(a)
Second Negotiation Period	3.4(d)
Section 338(h)(10) Election	8.7(f)
Servicing Agreement	4.2(e)
Shares	2.6
Third Appraiser	3.4(e)
Third Party Action	10.4(a)
Third Party Action Notice	10.4(a)
Transaction Documents	5.2
Transferred Assets	2.8(a)(ii)
Transferred Branch Lease	2.8(a)(ii)(D)
Transferred Holding Company Assets	2.8(a)(i)
Transferred Loans	2.8(a)(ii)(B)
Transferred Personal Property	2.8(a)(ii)(F)
Transferred Owned Branch Property	2.8(a)(ii)(E)
Transferred Employees	8.6(b)
Transferred Loans	2.10(a)
Transferred Records	8.4
Transitional Employees	8.6(a)
TruPS	2.8(a)(i)(A)
TruPS Assumption	8.15
USA PATRIOT Act	5.9

1.3	Interpretation. Unless the context of this Agreement clearly requires otherwise:

(a)	references to the plural include the singular and vice-versa;

(b)	references to any gender include the other genders;

(c)	the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”;

(d)	the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision hereof;

(e)	if not capitalized, the terms “day” and “days” mean calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s);

(f)	references herein to any document or Contract (including this Agreement) (i) includes and incorporates all schedules and other attachments thereto, (ii) includes all documents or Contracts issued or executed in replacement thereof and (iii) means such document or Contract, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time;

(g)	all Article, Section and Exhibit references herein are to Articles, Sections and Exhibits of this Agreement; and

(h)	all accounting terms not defined herein shall be construed in accordance with the Accounting Rules.

ARTICLE 2

THE MERGER AND THE BANK MERGER.

2.1	The Merger. Subject to the terms and conditions of this Agreement, in accordance with the FBCA, at the Effective Time, the Company shall merge with and into Buyer. Buyer shall be the surviving company (the “Surviving Company”) in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of the Company shall cease.

2.2	Effective Time. At the Closing, the Parties shall (a) cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the State of Florida, in such form as required by, and executed in accordance with, the relevant provisions of the FBCA, and (b) make all other filings or recordings required under the FBCA or other applicable Law in connection with the Merger. The Merger shall become effective at the effective time agreed upon by the Company and Buyer and set forth in the Articles of Merger (the “Effective Time”)

2.3	Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Surviving Company.

2.4	Charter and By-Laws. The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be those of the Surviving Company until thereafter changed or amended as provided therein or by the FBCA. The bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided therein.

2.5	Directors and Officers. Each of the Parties shall take all necessary action to cause the directors of Buyer immediately prior to the Effective Time to be the directors of the Surviving Company as of the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Surviving Company shall be the officers of Buyer immediately prior to the Effective Time, until their respective successors are duly appointed or until their earlier death, resignation or removal.

2.6	Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Parent, the Company or the holders of any shares of Company Stock (“Shares”), the following shall occur:

(a)	All Shares issued and outstanding immediately prior to the Effective Time, other than any Shares to be canceled pursuant to Section 2.6(b), will collectively be canceled and extinguished and automatically converted into the right to receive, in the aggregate, cash in an amount equal to the Merger Consideration upon surrender of one or more certificates representing such Share (a “Certificate”). At the Effective Time, such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)	Each Share held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or the payment of any consideration therefor.

(c)	Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of capital stock of the same class and series of the Surviving Company, with the same par value per share.

2.7	The Bank Merger. Within five (5) Business Days after the date of this Agreement, the Bank and the Buyer Bank shall enter into a Plan of Merger and Merger Agreement in the form and substance mutually acceptable to the Bank and the Buyer Bank (the “Bank Merger Agreement”) providing for the merger of the Bank with and into Buyer Bank (the “Bank Merger”).

2.8	Transferred Assets; Net Book Value.

(a)	Before the Effective Time:

(i)	the Company will sell, assign and transfer to Parent or Parent’s designee all of the Company’s assets, except for the following (collectively, the “Transferred Holding Company Assets”):

(A)	cash;

(B)	all shares of common stock of the Bank;

(C)	all common securities of FTST;

(D)	the Company’s interest in, and rights with respect to, Known Litigation; and

(E)	all Permits held by the Company; and

(ii)	the Company will cause the Bank to sell, assign and transfer to Parent or Parent’s designee all of the Bank’s assets, except for the following (together with the Transferred Holding Company Assets, collectively, the “Transferred Assets”):

(A)	cash and due from banks (including cash in escrow accounts related to the Transferred Loans);

(B)	all Transferred Loans, together with the right to receive all then accrued but unpaid interest thereon;

(C)	all policies of Bank-owned life insurance (the “BOLI”)

(D)	the Branch Lease for the Leased Branch Property at 763 East 3rd Avenue, New Smyrna Beach, Florida 32169 (the “Transferred Branch Lease”);

(E)	the Owned Branch Property at (i) 1500 Lee Road, Winter Park, Florida 32789; (ii) 420 West First Street, Sanford, Florida 32771; (iii) 2690 Enterprise Road, Orange City, Florida 32763; and (iv) 3880 South Nova Road, Port Orange, Florida 32127 (collectively, the “Transferred Owned Branch Property”);

(F)	all personal property, including furniture, fixtures and equipment, located at the Transferred Leased Branch Property and the Transferred Owned Branch Property (the “Transferred Personal Property”);

(G)	the Special Deposit Insurance Assessment (to the extent transferable to the Buyer Bank);

(H)	the Bank’s Master Agreement with Fiserv Solutions, Inc. (the “Fiserv Contract”);

(I)	the Bank’s interest in, and rights with respect to, Known Litigation;

(J)	all Permits held by the Bank; and

(K)	the Other Transferred Assets (if any).

(b)	As used herein, “Net Book Value” means the following, as of the Effective Time (after the transfers contemplated by Section 2.8(a)), determined in accordance with the Accounting Rules:

(i)	the sum of:

(A)	the amount equal to the cash and due from banks included in the Transferred Assets;

(B)	an amount equal to seventy-three percent (73%) of the unpaid principal balance of the Transferred Loans;

(C)	accrued but unpaid interest on the Transferred Loans;

(D)	the cash surrender value of the BOLI;

(E)	the book value of the Transferred Personal Property;

(F)	the amount of the Special Deposit Insurance Assessment (to the extent transferable to the Buyer Bank); and

(G)	the amount set forth on Schedule 2.9 as the agreed-upon value of the Other Transferred Assets (if any);

(ii)	less:

(A)	the unpaid principal balance of, and the accrued but unpaid interest on, the Debentures;

(B)	the amount of the Bank’s Deposit liabilities;

(C)	interest payable on Deposits;

(D)	the amount of cash in the escrow accounts related to the Transferred Loans

(E)	official checks issued and outstanding;

(F)	Three Million Five Hundred Thousand Dollars ($3,500,000);

(G)	the amount of the Bank’s final FDIC invoice; and

(H)	the amount of accrued but unpaid real estate taxes with respect to the Transferred Owned Branch Property.

2.9

Other Transferred Assets. No later than the thirtieth (30th) day after the date of this Agreement, Buyer shall deliver to Parent Schedule 2.9 to this Agreement, which shall contain a list of the other assets of the Company and/or the Bank (if any) that Buyer wishes to include in the Transferred Assets (the “Other Transferred Assets”).

2.10	Transferred Loans.

(a)	The “Transferred Loans” shall consist of:

(i)	the Loans listed on Schedule 2.10, other than any Loans listed thereon that (A) are repaid prior to the Effective Time or (B) become Non-Performing prior to the Effective Time; and

(ii)	Loans originated by the Bank after the date of this Agreement that Buyer elects to include in the Transferred Loans; provided, that (A) the Company shall keep Buyer reasonably apprised of the Bank’s Loan origination activities between the date of this Agreement and the Closing Date; and (B) Buyer shall provide the Company with a list of Loans it intends to include in the Transferred Loans pursuant to this Section 2.10(a)(ii) no later than thirty (30) days prior to the expected Closing Date (except Loans originated after such date, in which case Buyer shall notify the Company in writing of its intention to include such Loans in the Transferred Loans no later than five (5) days prior to the Closing Date).

(b)	“Non-Performing” means a Loan that is classified by the Bank as more than thirty (30) days past due, “nonaccrual,” “substandard,” “doubtful,” “loss,” or any comparable classification in accordance with the applicable regulatory standards for loan classification established by the OCC.

ARTICLE 3

CONSIDERATION.

3.1	Merger Consideration.

(a)	The “Merger Consideration” consists of the Closing Payment, less any Negative True-Up Amount or plus any Positive True-Up Amount. The amount to be paid in cash at the Closing (the “Closing Payment”) shall be equal to:

(i)	the Net Book Value, based on the Estimated Effective Time Balance Sheet; plus

(ii)	the Real Property Purchase Prices for the Transferred Owned Branch Property, determined in accordance with Section 3.4.

(b)	If the amount of the Closing Payment is a positive number, Buyer shall pay the Closing Payment to Parent at the Closing. If the amount of the Closing Payment is a negative number, Parent shall pay the absolute value of the Closing Payment to Buyer at the Closing.

3.2	Estimated Balance Sheet. Not less than three (3), but not more than five (5), Business Days prior to the Closing, the Company shall deliver to Buyer an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time (after the transfers contemplated by Section 2.8) prepared in accordance with the Accounting Rules (the “Estimated Effective Time Balance Sheet”).

3.3	Balance Sheet True-Up.

(a)	No later than 5:00 p.m., Orlando, Florida time on the sixtieth (60th) day after the Closing Date, Buyer shall deliver to Parent a consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time prepared in accordance with the Accounting Rules (the “Revised Effective Time Balance Sheet”).

(b)	From and after the delivery of the Revised Effective Time Balance Sheet by Buyer to Parent, Parent and its representatives will be entitled to reasonable access during normal business hours to the relevant records and working papers of Buyer to aid in their review of such balance sheet. If Parent disagrees with the Revised Effective Time Balance Sheet, Parent shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail such disagreement (the “Disputed Matters”) no later than 5:00 p.m., Orlando, Florida time, on the thirtieth (30th) day after Parent’s receipt of the Revised Effective Time Balance Sheet from Buyer. If Parent affirmatively accepts such Revised Effective Time Balance Sheet by delivering written notice thereof to Buyer, or if Parent does not deliver a Dispute Notice to Buyer by such date and time, Parent shall be deemed to have accepted the Revised Effective Time Balance Sheet prepared by Buyer, which shall be final, conclusive and binding upon the Parties.

(c)	If Parent delivers a Dispute Notice to Buyer by such date and time, Buyer and Parent shall first endeavor in good faith to resolve the Disputed Matters by mutual agreement. Buyer shall provide Parent with access to all financial and accounting records reasonably requested by Parent to assess Buyer’s position. If, within thirty (30) days after Parent delivers a Dispute Notice to Buyer, Buyer and Parent are able to reach a mutually satisfactory resolution of the Disputed Matters, the Revised Effective Time Balance Sheet shall be modified to reflect such resolution, and such modified Revised Effective Time Balance Sheet shall be final, conclusive and binding upon the Parties.

(d)	If Buyer and Parent are unable to reach a mutually satisfactory resolution of the Disputed Matters within thirty (30) days after Parent delivers a Dispute Notice to Buyer:

(i)	Buyer and Parent shall promptly jointly engage McGladrey & Pullen LLP (or an appropriate Affiliate thereof designated by McGladrey & Pullen LLP) (the “Auditor”) and submit the remaining Disputed Matters to the Auditor, whose sole responsibility shall be resolving such Disputed Matters; provided, however, if McGladrey & Pullen LLP or such Affiliate thereof shall decline such appointment or otherwise be unavailable, either Party may request that a nationally recognized accounting firm be appointed by the American Arbitration Association to act as Auditor hereunder;

(ii)	at the time the Disputed Matters are submitted to the Auditor, Buyer and Parent shall each submit to the Auditor a written statement setting forth their respective position regarding the Disputed Matters, but otherwise Buyer and Parent shall supply to the Auditor only such documentation and information as the Auditor may request;

(iii)	Buyer and Parent shall use their respective reasonable best efforts to cause the Auditor to deliver to Buyer and Parent a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on the information provided to the Auditor by Buyer and Parent) of the Disputed Matters within sixty (60) days after the submission of same to the Auditor;

(iv)	all determinations of the Auditor shall be, in the absence of Fraud or manifest error, final, conclusive, non-appealable and binding upon the Parties; and

(v)

in the event the Auditor concludes that either Party was correct as to sixty-five percent (65%) or more (by dollar amount) of the Disputed Matters, then the other Party shall pay the Auditor’s fees, costs and expenses, including any retainer or advance payment. In the event the Auditor fails to make such conclusion, then all costs and expenses of the Auditor shall be borne one-half ( 1/2) by Parent and one-half ( 1/2) by Buyer.

(e)	If the Net Book Value based on the Revised Effective Time Balance Sheet, as accepted (or deemed to be accepted) by Parent pursuant to Section 3.3(b), as modified to reflect Buyer and Parent’s resolution of the Disputed Matters pursuant to Section 3.3(c), or as modified to reflect the determination of the Auditor pursuant to Section 3.3(d) (in each case, the “Final Net Book Value”), is:

(i)	greater than the Estimated Net Book Value, Buyer shall pay to Parent, within three (3) Business Days after determination of the final Revised Effective Time Balance Sheet, an amount in cash equal to the difference obtained by subtracting the Estimated Net Book Value from the Final Net Book Value (a “Positive True-Up Amount”); or

(ii)	less than the Estimated Net Book Value, Parent shall pay to Buyer, within three (3) Business Days after determination of the final Revised Effective Time Balance Sheet, an amount in cash equal to the difference obtained by subtracting the Final Net Book Value from the Estimated Net Book Value (a “Negative True-Up Amount”).

3.4	Appraisal of Real Property. The Company and Buyer shall employ the procedure and timetable described below for the purpose of computing the Real Property Purchase Price for each Transferred Owned Branch Property.

(a)	Buyer’s Appraiser. Within thirty (30) days after expiration of the Property Review Period for each Transferred Owned Branch Property (the “Buyer Appraisal Delivery Date”), Buyer shall provide to the Company a proposed Real Property Purchase Price for such Transferred Owned Branch Property based on (and together with a copy of) an appraisal of each such Transferred Owned Branch Property by an appraiser who is a member of the American Institute of Real Estate Appraisers and has at least ten (10) years experience appraising similar properties in central Florida (a “Qualified MAI Appraiser”). All appraisals obtained pursuant to this Section 3.4 shall determine the value of the applicable Transferred Owned Branch Property based on the highest and best use of the applicable Transferred Owned Branch Property, shall include the value of any lease, entitlements, development rights, any other agreements or rights benefiting any such property, the value of any improvements on such property, and shall include any applicable Property Review Appraisal Factors .

(b)	First Negotiation. If the parties negotiate and agree on Real Property Purchase Prices for one or more of the Transferred Owned Branch Properties within fifteen (15) days after the Buyer Appraisal Delivery Date (the “First Negotiation Period”), such amounts shall be used for the purpose of determining the Merger Consideration.

(c)	Company’s Appraiser. For each Transferred Owned Branch Property that the Company and Buyer have failed to agree on a Real Property Purchase Price by the end of the First Negotiation Period, the Company shall, within thirty (30) days after expiration of the First Negotiation Period (the “Company Appraisal Delivery Date”), provide to the Buyer a proposed Real Property Purchase Price based on (and together with a copy of) an appraisal by a Qualified MAI Appraiser.

(d)	Second Negotiation. If the parties negotiate and agree on Real Property Purchase Prices for one or more of the unresolved Transferred Owned Branch Properties within fifteen (15) days after the Company Appraisal Delivery Date (the “Second Negotiation Period”), such amounts shall be used for the purpose of determining the Merger Consideration.

(e)

Third Appraiser. If the Company and Buyer have failed to reach agreement on the Real Property Purchase Price for one or more of the unresolved Transferred Owned Branch Properties by the end of the Second Negotiation Period, then the two (2) Qualified MAI Appraisers noted above shall choose a third (3rd) Qualified MAI Appraiser (the “Third Appraiser”) and notify Company and Buyer of such choice within fifteen (15) days after the end of the Second Negotiation Period. Each party shall bear the cost of its appointed Qualified MAI Appraiser and shall share equally the cost of the Third Appraiser. Within thirty (30) days after the Third Appraiser is selected, such appraiser shall provide an appraisal for each unresolved Transferred Owned Branch Property and the value determined in such appraisal shall be used for the purpose of determining the Merger Consideration.

ARTICLE 4

CLOSING.

4.1	Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two Business Days after the satisfaction or waiver of the last of the conditions set forth in Article 9 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time as the Parties agree. The Closing shall take place at the main office of Buyer or at such other location as the Parties agree. The actual date on which the Closing takes place is called the “Closing Date”.

4.2	Company’s Closing Deliveries. At the Closing, the Company shall deliver to Buyer, executed or counter-executed as applicable:

(a)	the Articles of Merger;

(b)	a certificate executed by the principal executive officer of the Company as to the satisfaction of the conditions in Sections 9.2(a) and 9.2(b);

(c)	a certificate executed by the Secretary or an Assistant Secretary of the Company certifying, as of the Closing Date, (i) that attached thereto is a true and complete copy of the resolutions of the board of directors of the Company approving and authorizing this Agreement and the transactions contemplated hereby; (ii) that attached thereto is a true and complete copy of the resolutions of the sole stockholder of the Company approving and authorizing this Agreement and the transactions contemplated hereby; (iii) that the resolutions described in the preceding clauses (i) and (ii) have not been amended, modified or rescinded; and (iv) the incumbency of the officers of the Company executing any document delivered by the Company pursuant to this Section 4.2;

(d)	the stock book, stock ledger, minute books, corporate seal and all other corporate books and records of the Company and the Bank; and

(e)	a Servicing Agreement dated as of the Closing Date between Buyer Bank and Parent, form and substance acceptable to Buyer Bank and Parent (the “Servicing Agreement”), executed by Parent.

4.3	Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to the Parent, executed or counter-executed as applicable:

(a)	the Closing Payment by wire transfer of immediately available funds in U.S. dollars to an account specified by Parent, if the amount of the Closing Payment is a positive number;

(b)	the Articles of Merger;

(c)	a certificate executed by the principal executive officer of Buyer as to the satisfaction of the conditions in Sections 9.1(a) and 9.1(b);

(d)	a certificate of the Secretary or an Assistant Secretary of Buyer certifying, as of the Closing Date, (i) that attached thereto is a true and complete copy of the resolutions of the board of directors of Buyer approving and authorizing this Agreement and the transactions contemplated hereby; (ii) that such resolutions have not been amended, modified or rescinded; and (iii) the incumbency of the officers of Buyer executing any document delivered by Buyer pursuant to this Section 4.3; and

(e)	the Servicing Agreement executed by Buyer Bank.

4.4	Payment of Negative Closing Payment by Parent. At the Closing, if the amount of the Closing Payment is a negative number, Parent shall deliver the absolute value of the Closing Payment to Buyer by wire transfer of immediately available funds in U.S. dollars to an account specified by Buyer.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date, that, except (a) as disclosed in a disclosure schedule of even date herewith delivered by the Company to Buyer (the “Company Disclosure Schedule”), and (b) to the extent the Company has disclosed in the Company Disclosure Schedule that the Company is prohibited from disclosing otherwise responsive information on the basis that it is confidential supervisory information:

5.1	Organization; Capitalization.

(a)	The Company is duly incorporated, validly existing and in good standing as a corporation under the Laws of the State of Florida. The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is not required to be qualified or licensed to do business in any jurisdiction other than the State of Florida, except where the failure to be so qualified, licensed or registered would not have a Material Adverse Effect. The Company has no Subsidiaries other than (i) Federal Trust Bank, a federally-chartered stock savings association (the “Bank”); (ii) Federal Trust Mortgage Company, a Florida corporation (“FTMC”); and (iii) Federal Trust Statutory Trust I, a statutory trust created under the laws of the State of Delaware (“FTST”).

(b)	The Bank is a federal savings bank duly incorporated, validly existing and in good standing under the Laws of the United States. The Deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Bank is a member in good standing of the Federal Home Loan Bank of Atlanta (the “FHLBA”). The Bank has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Bank is not required to be qualified or licensed to do business in any jurisdiction, except where the failure to be so qualified, licensed or registered would not have a Material Adverse Effect. The Bank has no subsidiaries.

(c)	The authorized capital stock of the Company consists of 100 shares of common stock, par value $0.01 per share. All issued and outstanding Shares (i) are held by Parent; (ii) are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (iii) are free of any Liens created by Company or any other limitation or restriction, and, free of any Liens created by or imposed upon the holders thereof, and (iv) were not issued in violation of any preemptive or similar rights or rights of first refusal created by statute, the articles of incorporation or bylaws of Company or any Contract to which the Company is a party or by which it is bound. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, (x) obligating the Company or any of its Subsidiaries to issue, transfer deliver, sell, repurchase, redeem or liquidate, or cause to be issued, transferred, delivered, sold, repurchased, redeemed or liquidated, any Shares or any shares or other of equity interests of any Subsidiary of the Company; or (y) granting to any Person, or obligating the Company or any of its Subsidiaries to grant to any Person, any option, warrant, call, preemptive right, redemption right, conversion right or repurchase right with respect to any Shares or any shares or other of equity interests of any Subsidiary of the Company.

(d)	The Company owns all of the issued and outstanding capital stock of the Bank.

5.2	Authority; Enforceability. The Company has the right, power and authority to execute and deliver this Agreement and any other Contract entered into by the Parties in connection with this Agreement (the “Transaction Documents”) to which it is a party, and, subject to receipt of the Approvals identified in Part 5.4 of the Company Disclosure Schedule, to perform its respective obligations thereunder. The Company’s execution and delivery of, and performance of its obligations under, the Transaction Documents to which it is a party has been duly authorized and approved by all necessary corporate action with respect to the Company. The Transaction Documents to which the Company is a party are binding upon and enforceable against the Company, subject to bankruptcy and similar Laws relating to insolvency, and general principles of equity (the “Bankruptcy and Equity Exceptions”). Parent, in its capacity as the sole shareholder of the Company, has taken all necessary corporate action to approve this Agreement in accordance with the FBCA.

5.3	Non-Contravention. Subject to receipt of the Approvals described in Part 5.4 of the Company Disclosure Schedule, neither the execution and delivery of any Transaction Document, nor the consummation of any of the transactions contemplated thereby, does or would, after the giving of applicable notice or the lapse of applicable time, (a) conflict with, result in a breach of, constitute a default under, or violate the articles of incorporation or by-laws of the Company or any of its Subsidiaries, as amended to date, or any Law applicable to the Company or any of its Subsidiaries; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement to which the Company or any of its Subsidiaries is a party or by any assets or properties of the Company or any of its Subsidiaries are bound; or (c) result in the creation of, or give any Person the right to create, any lien, pledge, charge, claim and security interest or similar encumbrance (each, a “Lien”), other than Permitted Liens, upon any right, property or asset of the Company or any of its Subsidiaries.

5.4	Approvals. Part 5.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all Approvals that are necessary for the consummation by the Company of the transactions contemplated hereby. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to prevent or delay receipt of any Regulatory Approval that the Company is required to obtain pursuant to this Agreement or applicable Law.

5.5	Title to Assets. As of the Effective Time, the Company has good and marketable title to all of the Transferred Assets it purports to own, and the Bank had good and marketable title to all of the Transferred Assets it purports to own, in each case free and clear of all Liens other than Permitted Liens (excluding for purposes of this Section 5.5 clause (v) of the definition of “Permitted Liens”).

5.6	Financial Statements and Reports.

(a)	The Company has delivered to Buyer complete and accurate copies of (i) the audited consolidated balance sheets, statements of income, statements of cash flows and statements of changes in stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2009 and 2010, together with the report thereon of Deloitte & Touche, LLP, independent public accountants (the “Audited Company Financials”), (ii) the unaudited consolidated balance sheet and statement of income of the Company and its Subsidiaries as of and for the three (3) months ended March 31, 2011 (the “Interim Company Financials” and, together with the Audited Company Financials, the “Company Financials”).

(b)	Each of the balance sheets included in the Company Financials fairly presents in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the date of such balance sheet in accordance with GAAP applied in accordance with the Company’s past practices, to the extent such past practices comply with GAAP (the “Accounting Rules”), except for the omission of footnotes and year-end adjustments from the Interim Company Financials. Each of the statements of income, statements of cash flows and statements of stockholders’ equity included in the Company Financials fairly presents in all material respects the results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with the Accounting Rules, except for the omission of footnotes and year-end adjustments from the Interim Company Financials.

(c)	To the Company’s Knowledge, all thrift financial reports filed by the Bank with the OTS, and all reports on Form H-(b)11 filed by the Company with the OTS, since the Hartford Acquisition Date are true and were prepared in conformance with the instructions issued by the OTS.

(d)	Neither the Company nor any of its Subsidiaries has any material Liability required to be reflected on a balance sheet prepared in accordance with the Accounting Rules, except for (i) those Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in the Company Financials (including any notes thereto); and (ii) Liabilities incurred in the Ordinary Course of the Company’s Business since December 31, 2010 or in connection with this Agreement and the transactions contemplated hereby.

5.7	Absence of Changes. Since December 31, 2010:

(a)	the Company and each of its Subsidiaries has conducted its business in all material respects in the Ordinary Course of the Company’s Business; and

(b)	no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8	Legal Proceedings.

(a)	Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, Actions against the Company or any of its Subsidiaries or to which any of the Company or any of its Subsidiaries’ assets are subject.

(b)	There is no judgment, settlement agreement, order, injunction, decree or regulatory directive or restriction (each, an “Order”) (other than those of general application that apply to similarly situated savings and loan holding companies) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries .

5.9	Compliance with Laws; Permits.

(a)	The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws, including (i) the Community Reinvestment Act of 1977, Public Law 95-128, Title VIII, and the regulations promulgated thereunder; (ii) the Bank Secrecy Act, as amended, and the regulations promulgated thereunder; (iii) the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA PATRIOT Act”); (iv) all orders issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (v) the applicable privacy of customer information requirements contained in applicable federal and state privacy Laws, including Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder; (vi) the Truth-In-Lending Act and Regulation Z, (vii) the Equal Credit Opportunity Act and Regulation B; (viii) the Real Estate Settlement Procedures Act and Regulation X; (ix) the Fair Credit Reporting Act; and (x) the Fair Debt Collection Practices Act.

(b)	The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations of any Government Entity (“Permits”) that are necessary for the conduct of its respective business as presently conducted, and the Company and each of its Subsidiaries are in material compliance with such Permits. The Bank is approved by and is in good standing (i) with the Department of Veteran’s Affairs to originate and service VA loans; (ii) the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; and (iii) as a seller/servicer by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and FHLBA to originate and service conventional residential mortgage Loans.

(c)	Neither the Company nor any of its Subsidiaries has received any notification that has not lapsed or been withdrawn by any Government Entity asserting a material violation of any Law or threatening to revoke any material Permit.

5.10	Regulatory Matters.

(a)	The Company and each of its Subsidiaries has timely filed all reports, registrations and statements that each of them was required to file since the Hartford Acquisition Date with any Bank Regulator.

(b)	To the Company’s Knowledge, no Bank Regulator has initiated, threatened or resolved any Action with respect to the Company or any of its Subsidiaries since the Hartford Acquisition Date.

(c)

Except as set forth on Part 5.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by any Bank Regulator. Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with any Bank Regulator, or has been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written agreement, consent agreement, memorandum of understanding, or similar undertaking. Since the Hartford Acquisition Date, neither the Company nor any of its Subsidiaries:

(i)	has received any supervisory letter from any Bank Regulator;

(ii)	has adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator; and

(iii)	has been ordered to pay any civil money penalty by any Bank Regulator.

(d)	The Board of Directors of the Bank has adopted, and the Bank has implemented and is in material compliance with:

(i)	an information security program that meets the requirements of 12 C.F.R. Part 570; and

(ii)	an anti-money laundering program that (A) meets the requirements of Section 352 of the USA PATRIOT Act and the regulations thereunder and (B) contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act.

5.11	Loan Portfolio.

(a)	Part 5.11(a) of the Company Disclosure Schedule sets forth, as of April 30, 2011:

(i)	the aggregate outstanding principal amount of all Loans, other than (A) Loans described in clause (ii) below, and (B) overdrafts made pursuant to an overdraft protection plan or similar extension of credit in connection with a Deposit account; and

(ii)	a true and complete list of Loans classified by the Bank as more than thirty (30) days past due, “nonaccrual,” “substandard,” “doubtful,” “loss,” “specially mentioned,” or any comparable classification in accordance with applicable regulatory standards for loan classification established by the OCC.

(b)	The representations and warranties in this Section 5.11(b) are made only as of the Closing Date:

(i)	Each Transferred Loan (A) is evidenced by notes or other evidences of indebtedness that are true, genuine and what they purport to be; (B) to the extent secured, has been secured by valid liens and security interests which have been perfected and are evidenced by documents that are true, genuine and what they purport to be; (C) to the Company’s Knowledge is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; and (D) to the Company’s Knowledge is free from all material claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, or other defenses by the borrower. To the Company’s Knowledge, no borrower of any Transferred Loan is presently a debtor in a bankruptcy.

(ii)	Each Transferred Loan was made or purchased, and has been administered or serviced, as applicable, in accordance with applicable Laws, the Bank’s customary lending standards, and, in the case of Loans held for resale to investors, the lending standards, if any, of such investors.

(iii)	All escrow accounts related to the Transferred Loans are being maintained in accordance, in all material respects, with applicable federal and state laws and in accordance, in all materials respects, with any and all servicing agreements and terms of the Transferred Loans. There is no pending or, to the Company’s Knowledge, threatened, litigation which would reasonably be expected to materially and adversely affect the title or interest of the Company in and to each Transferred Loan, the collateral for such Transferred Loan and the promissory note or the mortgage or deed of trust and related guarantees or the obligations of all obligors under such Transferred Loan and related documents, instruments and agreements. There are no pending or, to the Company’s Knowledge, threatened, foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to any Transferred Loan or the collateral for such Transferred Loan.

(c)	None of the Contracts pursuant to which the Bank has sold Loans, pools of Loans, participations in Loans or participations in pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)	The Bank is in compliance in all material respects with all applicable investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(e)	(i) Each Loan included in a pool of Loans that was originated, acquired or serviced by the Bank after the Hartford Acquisition Date and, to the Company’s Knowledge, prior to the Hartford Acquisition Date (a “Pool”) meets all eligibility requirements for inclusion in such Pool; (ii) all such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired; and (iii) no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(f)	THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 5.11 ARE THE SOLE REPRESENTATIONS AND WARRANTIES

MADE WITH RESPECT TO LOANS. FOR AVOIDANCE OF DOUBT, NEITHER THE COMPANY NOR PARENT MAKES ANY REPRESENTATION OR WARRANTY REGARDING THE COLLECTABILITY OF ANY LOAN.

5.12	Material Contracts.

(a)	Part 5.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets are bound:

(i)	under which any real property is leased from any Person (the “Branch Leases”);

(ii)	under which any real property is leased to any Person;

(iii)	under which any personal property is leased, which require payments by the Company or any of its Subsidiaries in excess of $25,000 per annum;

(iv)	with respect to the employment of any Employee;

(v)	under which any indebtedness, in each case in excess of $25,000, has been incurred, assumed or guaranteed by the Company or any of its Subsidiaries, or under which any a Lien has been imposed on any right, property or asset of the Company or any of its Subsidiaries;

(vi)	imposing non-competition or similar restrictions on the Company or any of its Subsidiaries with respect to the geographical area in which the Company or any of its Subsidiaries may engage in banking business activities, or the scope or type of the Company or any of its Subsidiaries’ banking business activities;

(vii)	that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii)	that requires the Company or any of its Subsidiaries to repurchase or indemnify another Person with respect to a material portion of Loans or servicing rights that (A) the Company or any of its Subsidiaries owned and subsequently sold, transferred, conveyed or assigned after the Hartford Acquisition Date and (B) for which the Company or any of its Subsidiaries retains a contingent repurchase or indemnification Liability to any third party for failure to originate, service, sell, securitize or otherwise handle such Loans or servicing rights in accordance with the then-current applicable requirements of any Contract or Law;

(ix)	under which the Company or any of its Subsidiaries licenses any material Intellectual Property; or

(x)	that involves the payment by the Company or any of its Subsidiaries of consideration in excess of $25,000 per annum.

(b)	Each Contract of the type described in Section 5.12(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract.”

(c)	Each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and is in full force and effect. The Company or a Subsidiary of the Company (as the case may be) and, to the Company’s Knowledge, each other party thereto has duly performed all obligations required to be performed by it since the Hartford Acquisition Date under each Material Contract. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto under any Material Contract. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any Material Contract.

5.13	Risk Management Instruments. All Derivative Transactions, whether entered into for the account of the Bank or for the account of a customer of the Bank, were entered into in the Ordinary Course of the Company’s Business and in accordance with applicable Laws and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Bank, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of the Bank enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exceptions), and are in full force and effect. The Bank and, to the Company’s Knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, in each case that the Bank entered into after the Hartford Acquisition Date.

5.14	Taxes. As to the period following the Hartford Acquisition Date:

(a)	The Company and each of its Subsidiaries has filed with the appropriate Government Entities all Tax Returns required to be filed. All material Taxes due and owing by the Company and any of its Subsidiaries have been paid.

(b)	Each affiliated group (within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law) has filed all income Tax Returns that it was required to file for each taxable period during which any of the Company and its Subsidiaries was a member of the group. All material income Taxes owed by any affiliated group have been paid for each taxable period during which any of the Company and its Subsidiaries was a member of the group.

(c)	Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(d)	With the exception of an ongoing federal audit of the consolidated group that includes the Company and its Subsidiaries, no audit, review or other Action exists with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice of any such audit, review or Action.

(e)	Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)	There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(g)	Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)	Neither the Company nor any of its Subsidiaries has made any material payments that will not be deductible under Code Section 280G.

(i)	Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)	Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

5.15

Intellectual Property. Except as would not constitute, individually or in the aggregate, a Material Adverse Effect, (a) the Company or a Subsidiary of the Bank owns, free and clear of all Liens other than Permitted Liens, or are licensed or otherwise possess sufficient rights to use, all Intellectual Property currently used in connection with the business of the Company and its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries; and (b) such current use of such Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date of this Agreement. Since the Hartford Acquisition Date, no written claim has been asserted, or to the Company’s Knowledge threatened, against the Company or any of its Subsidiaries and no outstanding material claim asserted at any time is unsettled or unresolved concerning the ownership, validity, registerability, enforceability, infringement, dilution, misappropriation, use or licensed right to use any Intellectual Property. To the Company’s Knowledge, (i) no Person is violating any Intellectual Property owned by the Company or any of its Subsidiaries except as would not constitute, individually or in the aggregate, a Material Adverse Effect; and (ii) all Intellectual Property that has been licensed by the Company or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which the Company or a Subsidiary of the Company, as the case may be, acquired the right to use such Intellectual Property. Since the Hartford Acquisition Date: (A) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to its data or systems; and (B) neither the Company nor any of its Subsidiaries has notified any consumers or employees of any information security breach related to the information of such consumers or employees.

5.16	Real Property. Part 5.16 of the Company Disclosure Schedule sets forth (i) a true and correct list of all real property owned by the Company or any of its Subsidiaries, and identifies (a) in each case, the entity that owns such parcel; (b) each parcel thereof on which any Branch is located (“Owned Branch Property”); and (c) each parcel thereof that is classified by the Bank as “Other Real Property Owned” and (ii) certain leases, subleases, licenses, concessions, and/or other matters and agreements related to the use, occupancy, and title to the Owned Branch Property The Owned Branch Property and, to the Company’s Knowledge, the Leased Branch Property, is in material compliance with all applicable zoning Laws and building codes. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Owned Branch Property or, to the Company’s Knowledge, the Leased Branch Property. To the Company’s Knowledge and except for the Property Review Appraisal Factors, the Company or the Bank has fee simple title to all Owned Branch Property, in each case free and clear of all Real Estate Liens, and subject only to matters that do not render such title unmarketable under the Standards adopted by the Florida Bar (“Permitted Real Estate Liens and Exceptions”). The Company or the Bank has exclusive possession and the right of use of each Owned Branch Property, except for Permitted Real Estate Liens and Exceptions, Property Review Appraisal Factors, and matters set forth in Part 5.16 of the Company Disclosure Schedule. There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any Owned Branch Property except for Permitted Real Estate Liens and Exceptions, Property Review Appraisal Factors, and matters set forth in Part 5.16 of the Company Disclosure Schedule. To the Company’s Knowledge and except for any Property Review Appraisal Factors, each Owned Branch Property is supplied with electricity, potable water, telephone, sanitary sewer, and storm sewer service adequate for the operations currently conducted from the property and provided by way of equipment located either within adjacent public roads or within permanent, irrevocable, appurtenant easements benefitting such property.

5.17	Environmental Matters. There are no pending or, to the Company’s Knowledge, threatened Actions relating to the Owned Branch Property or, to the Company’s Knowledge, the Leased Branch Property, seeking to impose any Liability under any Law relating to pollution or protection of the Environment, natural resources or health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“Environmental Laws”). Since the Hartford Acquisition Date, neither the Company nor any of its Subsidiaries has received any notice from any legal or regulatory agency stating that its activities, operations and conditions on the Owned Branch Property and the Leased Branch Property are not in compliance with any applicable Environmental Law.

5.18	Employees and Employee Benefits.

(a)	Part 5.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all material employee pension, profit sharing, bonus, deferred compensation, incentive compensation, life, health, dental, welfare, vision, hospitalization, disability, death benefit, retirement, severance plan, savings or fringe employee benefit plans, programs, agreements, practices or arrangements, including any “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Company Plans”). The Company has made available to Buyer a true and complete copy of the current plan documents and summary plan descriptions for all Company Plans.

(b)	All Company Plans have been operated and administered since the Hartford Acquisition Date in accordance with, and are in compliance with, all applicable Laws, except for any failure that would not be reasonably likely to have a Material Adverse Effect. All contributions, premium payments, and other payments required to be made under the terms of any Company Plan or applicable Law since the Hartford Acquisition Date have been timely made. No Company Plan is subject to Title IV of ERISA. All reports, returns, and similar documents with respect to all Company Plans required to be filed with any Government Entity or distributed to any Company Plan participant since the Hartford Acquisition Date have been duly and timely filed or distributed, except for any failure that would not be reasonably likely to have a Material Adverse Effect.

(c)

Each Company Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service (“IRS”) to such effect and no fact, circumstance or event has occurred or exists since the Hartford Acquisition Date that would reasonably be expected to adversely affect the qualified status of any such Company Plan in a manner reasonably likely to have a Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened or anticipated claims by, on behalf of or against any of the Company Plans, any fiduciaries of such Company Plan (with respect to whom the Company or any of its Subsidiaries has an indemnification obligation) with respect to their duties to any Company Plan, or against the assets of such Company Plan or any trust maintained in connection with such Company Plan (other than routine claims for benefits).

(d)	No Company Plan is under audit or is the subject of an investigation by any Government Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(e)	The Employee Stock Ownership Plan for Federal Trust Corporation and Its Subsidiaries (the “ESOP”) has been terminated by the Company, and the Company has applied to the IRS for a determination letter regarding termination of the ESOP. True and complete copies of the ESOP and the amendment thereto terminating the ESOP have been made available to Buyer. The Company has filed an application with the IRS under the Voluntary Correction Program of the IRS’ Employee Plans Compliance Resolution System with respect to certain matters related to the ESOP, and a true and complete copy of such application has been made available to Buyer. Except as set forth in this Section 5.18(e), neither the Company nor Parent makes any other express or implied representation or warranty with respect to the ESOP.

(f)	Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any Employees or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Company’s Knowledge, threatened, and neither the Company nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage since the Hartford Acquisition Date. The Company has made available to Buyer a true and complete copy of all written policies and procedures that are currently in force with respect to Employees.

5.19	Insurance. The Company has made available to Buyer true and complete copies of all insurance policies currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Policies”). No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any Policy. As of the date of this Agreement, there is no material claim pending under any of the Policies as to which coverage has been denied or disputed by the underwriters of such policies. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of the Policies.

5.20	Interested Party Transactions. Except as set forth on Part 5.20 of the Company Disclosure Schedule, neither Parent nor any executive officer or director of the Company or any of its Subsidiaries is a party to any Contract with or binding upon the Company, any of its Subsidiaries or any of their respective properties or assets, has any interest in any property owned by the Company or any of its Subsidiaries, or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.

5.21	Brokers. None of the Company, any of its Subsidiaries or any of their respective officers or directors has engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement except for KBW, whose fees, costs, expenses, indemnification and other rights shall be the exclusive responsibility of Parent.

5.22	Company and Bank Liability. At the Effective Time:

(a)	the sole Liabilities of the Company shall be:

(i)	the outstanding principal balance of, and the accrued but unpaid interest on, the Debentures,

(ii)	Liabilities arising after the Effective Time that are attributable to events or circumstances occurring after the Effective Time under the Contracts to which the Company is a party that are included in the Other Transferred Assets (if any); and

(b)	the sole Liabilities of the Bank shall be:

(i)	the Deposits (together with accrued and unpaid interest thereon), and

(ii)	Liabilities arising after the Effective Time that are attributable to events or circumstances occurring after the Effective Time under (i) the Transferred Branch Lease, (ii) the Loan Documents for the Transferred Loans, (iii) the Fiserv Contract, and (iv) the Contracts to which the Bank is a party that are included in the Other Transferred Assets (if any).

5.23	Deposits. All of the Deposit accounts have been administered and originated in all material respects with the documents governing the relevant type of Deposit account and all applicable Laws.

5.24	No Other Representations. Except for the representations and warranties contained in this Article 5, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or its business. The Company disclaims any representation or warranty, whether made by the Company or any of its Affiliates, Representatives, or other agents, that is not included in this Article 5.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent represents and warrants to Buyer as of the date hereof and as of the Closing Date, that, except (a) as disclosed in a disclosure schedule of even date herewith delivered by Parent to Buyer (the “Parent Disclosure Schedule”) and (b) to the extent Parent has disclosed in the Parent Disclosure Schedule that Parent is prohibited from disclosing otherwise responsive information on the basis that it is confidential supervisory information:

6.1	Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

6.2	Authority; Enforceability. Parent has the right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and, subject to receipt of the Approvals identified in Part 6.4 of the Parent Disclosure Schedule, to perform its respective obligations hereunder and thereunder. Parent’s execution and delivery of, and performance of its obligations under, the Transaction Documents to which it is a party have been duly authorized and approved by all necessary corporate action with respect to Parent. The Transaction Documents to which Parent is a party are binding upon and enforceable against Parent, subject to the Bankruptcy and Equity Exceptions.

6.3	Non-Contravention. Subject to receipt of the Approvals described in Part 6.4 of the Parent Disclosure Schedule, neither the execution and delivery of any Transaction Document, nor the consummation of any of the transactions contemplated thereby, does or would, after the giving of applicable notice or the lapse of applicable time, (a) conflict with, result in a breach of, constitute a default under, or violate the articles of incorporation or by-laws of Parent, as amended to date, or any Law applicable to Parent; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement to which Parent is a party or by any assets or properties of Parent are bound; or (c) result in the creation of, or give any Person the right to create, any Lien, other than Permitted Liens, upon any right, property or asset of Parent.

6.4	Approvals. Part 6.4 of the Parent Disclosure Schedule sets forth a complete and accurate list of all Approvals that are necessary for the consummation by Parent of the transactions contemplated hereby. To Parent’s knowledge, there are no facts or circumstances that would reasonably be expected to prevent or delay receipt of any Regulatory Approval that Parent or the Company is required to obtain pursuant to this Agreement or applicable Law.

6.5	Legal Proceedings.

(a)	Parent is not a party to any, and there are no pending or, to Parent’s knowledge, threatened, Actions against Parent or to which any of Parent’s assets are subject that would reasonably be expected to have a Parent Material Adverse Effect.

(b)	There is no Order imposed upon Parent or the assets of Parent that would reasonably be expected to have a Parent Material Adverse Effect.

6.6	Regulatory Reports. Parent has timely filed all reports, registrations and statements, that Parent was required to file since the Hartford Acquisition Date with any Bank Regulator.

6.7	Brokers. Neither Parent nor any of its subsidiaries nor any of their respective officers or directors has engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement except for KBW, whose fees, costs, expenses, indemnification and other rights shall be the exclusive responsibility of Parent.

6.8	No Other Representations. Except for the representations and warranties contained in this Article 6, neither Parent nor any other Person makes any other express or implied representation or warranty with respect to Parent or its business. Parent disclaims any representation or warranty, whether made by Parent or any of its Affiliates, Representatives, or other agents, that is not included in this Article 6.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to the Company and Parent as of the date hereof and as of the Closing Date, that, except (a) as disclosed in a disclosure schedule of even date herewith delivered by Buyer to the Company and Parent (the “Buyer Disclosure Schedule”) and (b) to the extent Buyer has disclosed in the Buyer Disclosure Schedule that Buyer is prohibited from disclosing otherwise responsive information on the basis that it is confidential supervisory information:

7.1	Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Florida.

7.2	Authority; Enforceability. Buyer has the right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and, subject to receipt of the Approvals identified in Part 7.4 of the Buyer Disclosure Schedule, to perform its respective obligations hereunder and thereunder. Buyer’s execution and delivery of, and performance of its obligations under, the Transaction Documents to which it is a party have been duly authorized and approved by all necessary corporate action with respect to Buyer. The Transaction Documents to which Buyer is a party are binding upon and enforceable against Buyer, subject to the Bankruptcy and Equity Exceptions.

7.3	Non-Contravention. Subject to receipt of the Approvals described in Part 7.4 of the Buyer Disclosure Schedule, neither the execution and delivery of any Transaction Document, nor the consummation of any of the transactions contemplated thereby, does or would, after the giving of applicable notice or the lapse of applicable time, (a) conflict with, result in a breach of, constitute a default under, or violate the articles of incorporation or by-laws of Buyer or any of its Subsidiaries, as amended to date, or any Law applicable to Buyer or any of its Subsidiaries; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, create in any Person the right to accelerate any rights or obligations under or amend, modify, cancel or refuse to perform under, or require any notice under any Contract or other arrangement to which Buyer or any of its Subsidiaries is a party or by which any assets or properties of Buyer or any of its Subsidiaries are bound; or (c) result in the creation of, or give any Person the right to create, any Lien, other than Permitted Liens, upon any right, property or asset of Buyer or any of its Subsidiaries.

7.4	Approvals. Part 7.4 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all Approvals that are necessary for the consummation by Buyer of the transactions contemplated hereby. To Buyer’s Knowledge, there are no facts or circumstances that would reasonably be expected to prevent or delay receipt of any Regulatory Approval that Buyer is required to obtain pursuant to this Agreement or applicable Law.

7.5	Financial Statements and Reports.

(a)	Buyer has made available to the Company and Parent complete and accurate copies of the audited balance sheets, statements of income, statements of cash flows and statements of changes in stockholders’ equity of Buyer and its Subsidiaries on a consolidated basis as of and for the years ended December 31, 2009 and 2010, together with the report thereon of Crowe Horwath LLP, independent public accountants (the “Audited Buyer Financials”).

(b)	Each of the balance sheets included in the Audited Buyer Financials fairly presents in all material respects the financial position of Buyer and its Subsidiaries on a consolidated basis as of the date of such balance sheet in accordance with GAAP. Each of the statements of income, statements of cash flows and statements of stockholders’ equity included in the Audited Buyer Financials fairly presents in all material respects the results of operations, cash flows and stockholders’ equity of Buyer and its Subsidiaries on a consolidated basis as of the date of such statement in accordance with GAAP.

(c)	To Buyer’s Knowledge, (i) all holding company financial reports filed by Buyer with Buyer’s Primary Federal Regulator since the Hartford Acquisition Date are true and were prepared in conformance with the instructions issued by Buyer’s Primary Federal Regulator; and (ii) all call reports filed by Buyer Bank with Buyer Bank’s Primary Federal Regulator since the Hartford Acquisition Date are true and were prepared in conformance with the instructions issued by Buyer Bank’s Primary Federal Regulator.

7.6	Legal Proceedings.

(a)	Neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s Knowledge, threatened, Actions against Buyer or any of its Subsidiaries or to which any of their respective assets are subject that would reasonably be expected to have a Buyer Material Adverse Effect.

(b)	There is no Order imposed upon Buyer, any of its Subsidiaries, or any of their respective assets that would reasonably be expected to have a Buyer Material Adverse Effect.

7.7	Regulatory Matters.

(a)	The are no facts or circumstances that would cause Buyer to be unable to make the customary certifications required by any application or notice required to be filed or submitted by Buyer to obtain any Regulatory Approval.

(b)	Buyer and each of its Subsidiaries has timely filed all reports, registrations and statements that each of them was required to file.

(c)	To Buyer’s Knowledge, no Bank Regulator has initiated, threatened or resolved any Action with respect to Buyer or any of its Subsidiaries.

(d)	Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other Order issued by any Bank Regulator. Neither Buyer nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with any Bank Regulator. Neither Buyer nor any of its Subsidiaries:

(i)	has received any supervisory letter from any Bank Regulator;

(ii)	has adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator; or

(iii)	has been ordered to pay any civil money penalty by any Bank Regulator.

7.8	Adequate Financial Resources. Buyer has, and will have as of the Closing Date, available sufficient cash or other liquid assets to fund the Merger Consideration and to perform its obligations hereunder. Buyer’s ability to pay the Merger Consideration hereunder is not contingent on raising or obtaining any financing or obtaining the Approval of any lender.

7.9	Brokers. Neither Buyer nor any of its Affiliates nor any of their respective officers or directors has engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement except for Raymond James & Associates, Inc., whose fees, costs, expenses, indemnification and other rights shall be the exclusive responsibility of Buyer.

7.10	No Other Representations. Except for the representations and warranties contained in this Article 7, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to Buyer or its business. Buyer disclaims any representation or warranty, whether made by Buyer or any of its Affiliates, Representatives, or other agents, that is not included in this Article 7.

ARTICLE 8

ADDITIONAL COVENANTS.

8.1	Conduct of the Business. Except as expressly contemplated by this Agreement (including Sections 2.8 and 8.6), during the period from the date of this Agreement to the Closing, the Company and each of its Subsidiaries will conduct its operations according to the Ordinary Course of the Company’s Business, and the Company will use its reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries . Without limiting the generality of the foregoing and except as otherwise expressly required or permitted in this Agreement (including Sections 2.8 and 8.6), Part 8.1 of the Company Disclosure Schedule or (after prior notice to Parent) as required by Law, during the period from the date of this Agreement to the Closing, without the prior written consent of Buyer (which Buyer agrees shall not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its Subsidiaries to:

(a)	issue, sell, acquire, redeem, grant options or rights to purchase or sell, pledge or incur Liens upon any securities of the Company or any of its Subsidiaries or permit any splits, combinations or reclassifications of any securities of the Company or any of its Subsidiaries;

(b)	declare, pay or otherwise set aside for payment any cash or non-cash dividend or other non-cash distribution with respect to its common stock or other equity securities;

(c)	merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person, or create any subsidiary;

(d)	sell, lease, license, subject to any Lien or otherwise dispose of any properties or assets other than (i) the sale of properties or assets having a market value not in excess of $10,000 individually or $50,000 in the aggregate and not otherwise material to the business of the Company or any of its Subsidiaries, (ii) the settlement of accounts receivable, in each case in the ordinary course of business on a basis consistent with past practice, (iii) the pending sale of Sanford Tower located at 312 W. First Street, Sanford, Florida, and (iv) the disposition of any asset that is not a Transferred Asset (including any Loan that is not a Transferred Loan);

(e)	settle or compromise any Action if such settlement or compromise relates to this Agreement or any of the transactions contemplated hereby;

(f)	cancel, compromise, fail to exercise, waive or release any right or claim, or series of related rights or claims, that have a value that would reasonably be expected to exceed $25,000 in the aggregate; provided, however, the Company shall have the unrestricted right to settle the Company’s claim in a lawsuit against a former tenant, O’Hara & Nugent, P. A., in the Circuit Court of the Eighteenth Judicial Circuit, in and for Seminole County, Florida, Case number 2009-CA-8431-15-G;

(g)	other than in the Ordinary Course of the Company’s Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the Ordinary Course of the Company’s Business shall include the creation of deposit liabilities, purchases of Federal funds, FHLBA advances, sales of certificates of deposit, in each case in the Ordinary Course of the Company’s Business);

(h)	make commitments for any capital expenditure (excluding expenditures relating to repairs or other work within the Sanford Tower located at 312 W. First Street, Sanford, Florida, to which expenditures this restriction shall not apply) in excess of $50,000 in the aggregate;

(i)	(i) make or commit to make any change in the compensation (including bonuses) payable or to become payable to any director, manager, officer or other employee of the Company or any of its Subsidiaries or (ii) enter into, or adopt or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into, adopt or amend any employee benefit plan or employment agreement;

(j)	(i) adopt, amend or terminate any Company Plan or adopt or enter into any plan or arrangement that would be considered a Company Plan if it were in existence on the date hereof or increase the benefits provided under any Company Plan, or promise or commit to undertake any of the foregoing in the future or (ii) enter into, amend or extend any collective bargaining or other labor agreement;

(k)	to the extent that such transaction would be required to be disclosed under Section 5.20 (Interested Party Transactions) if such transaction were entered into immediately prior to the date hereof, enter into any transaction with or for the benefit of any such interested party other than the transactions contemplated by this Agreement;

(l)

(i) terminate, amend or otherwise modify, except in the ordinary course of business, or knowingly violate in any material respect the terms of, any Material Contract, or (ii) create, renew or amend any Contract or, except as may be required by applicable Law, other binding obligation of the Company or any of its Subsidiaries containing (A) any material restriction on the ability of the Company or any of its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Company or any of its Subsidiaries to engage in any type of activity or business;

(m)	make, change or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes other than in the Ordinary Course of the Company’s Business, agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes other than in the Ordinary Course of the Company’s Business, amend any Tax Return other than in the Ordinary Course of the Company’s Business, enter into any closing agreement with respect to Taxes, fail to file any Tax Return when due, or make any change to any of its policies, procedures, principles or methods of Tax or financial accounting other than other than in the Ordinary Course of the Company’s Business or as required by a change of GAAP or other applicable Laws;

(n)	fail to maintain insurance upon its material assets and properties, in each case in such amounts and of such kinds comparable to that in effect since December 31, 2010;

(o)	change in any material respect the policies, practices and procedures governing mortgage and other lending operations of the Bank, including the policies, practices and procedures governing credit and collection matters, related to the solicitation, origination, maintenance and servicing of mortgage or other Loans, except as required by applicable Law or policies imposed by any Government Entity;

(p)	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable Law or policies imposed by any Government Entity;

(q)	make any change in accounting practices or policies other than as required by Law or GAAP; or

(r)	authorize, or commit or agree to take, any of the foregoing actions.

8.2	Regulatory Approval.

(a)	Subject to the terms and conditions of this Agreement, prior to the Closing Date, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to expeditiously obtain all Approvals of Government Entities necessary for the consummation of the transactions contemplated hereby, including Regulatory Approval. In furtherance and not in limitation of the foregoing:

(i)	the Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Approvals of all third parties and Government Entities that are necessary to consummate the transactions contemplated by this Agreement;

(ii)	the Parties shall comply with the terms and conditions of all such Approvals of all such third parties or Government Entities; and

(iii)	the Party having the obligation under applicable Law to submit an application or notice to any Government Entity with respect to any Regulatory Approval shall pay all fees and expenses required in connection therewith.

(b)	Parent and the Company shall have the right to review in advance, and, to the extent practicable and subject to applicable Laws relating to the confidentiality of information, Buyer will consult with Parent and the Company regarding, all the information relating to the Company, its Subsidiaries and the transactions contemplated hereby that appear in any filing made with, or written materials submitted to, any third party or any Government Entity in connection with the transactions contemplated hereby. The Parties shall consult with each other with respect to the obtaining of all Approvals of all third parties and Government Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(c)	Each Party shall, upon request, furnish to any other Party all information concerning itself and its business, subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Party to any Government Entity in connection with the transactions contemplated hereby; provided, however, that Parent’s obligation under this Section 8.2(c) shall be limited to furnishing information that is related to Parent’s ownership of the Company or information in Parent’s possession that is related to the Company’s business; and provided further, that nothing herein shall be deemed to require any Party to disclose any examination or other confidential supervisory information to any Person in contravention of applicable Law.

(d)	Each Party shall promptly advise all other Parties upon receiving any communication from any Government Entity, the Approval of which is required for consummation of the transactions contemplated hereby, that causes such Party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(e)	No Party shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Government Entity without the consent of the other Party, which consent will not be unreasonably withheld.

8.3	Access to Information; Confidentiality.

(a)	From and after the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its authorized directors, officers, employees, accountants, advisors and other representatives (“Representatives”) reasonable access during normal business hours to all of its employees, properties, books, Contracts and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking Laws (other than reports or documents that such party is not permitted to disclose under applicable Law); and (ii) all other information concerning the business and personnel of the Company and its Subsidiaries as Buyer may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law. To the extent reasonably practicable, the Company shall make reasonably appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)	Information obtained by Buyer pursuant to Section 8.3(a) or otherwise pursuant to this Agreement shall be held in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, the Parties agree that the Confidentiality Agreement shall terminate effective as of the Effective Time.

8.4

Post-Closing Retention of, and Access to, Records. From and after the Effective Time, subject to applicable Law, upon the prior written request of Parent, Buyer shall, and shall cause its Representatives to, afford to Parent and its Representatives, reasonable access during Buyer’s normal business hours to all books and records of the Company and its Subsidiaries (“Transferred Records”) and the relevant personnel of Buyer and its Subsidiaries in connection with financial reporting matters, audits, legal proceedings (including Known Litigation), employee benefit claims, governmental investigations and other reasonable business purposes, in each case to which such Transferred Records are relevant or about which such personnel have relevant knowledge. Buyer shall (i) make such Transferred Records available for inspection at its own office; (ii) be entitled, if Parent requests paper copies of such documents, to charge Parent the actual out-of-pocket cost of such copies; and (iii) use reasonable best efforts to provide such documents in electronic form if requested by Parent, and if such documents are provided in electronic form, they shall be provided at no cost. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its businesses, contravene any Law or Contract, or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. This Section 8.4 shall not apply to Actions or other disputes between Parties.

8.5	Publicity. Other than as required by applicable securities Laws or the rules and regulations of any national securities exchange or quotation system on which such Party’s (or any of its Affiliates’) shares of capital stock are listed, (a) the Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and (b) without limiting the Parties’ obligations under the Confidentiality Agreement, no Party shall issue any such press release or make any such public statement or disclosure without the prior approval of all other Parties, other than the press release after the Effective Time in substantially the form of Exhibit A.

8.6	Employees.

(a)	At least ninety (90) days before the Effective Time, Buyer shall provide Parent with (i) a list of individuals employed by the Company or any of its Subsidiaries who Buyer does not intend to employ after the Effective Time (together with the Branch employees whose employment shall be terminated pursuant to Section 8.17, the “Non-Continuing Employees”); and (ii) a list of individuals employed by the Company or any of its Subsidiaries who Buyer intends to employ for only a limited transitional period of time after the Effective Time (“Transitional Employees”). The Company shall cause the employment of all Non-Continuing Employees to be terminated as of the Closing Date.

(b)	From and after the Effective Time, and to the extent permitted by applicable Laws, Buyer shall recognize the prior service of each employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time, excluding the Non-Continuing Employees (each a “Transferred Employee”), in connection with all employee benefits plans, programs or policies of Buyer or its Affiliates in which Transferred Employees are eligible to participate following the Effective Time (“Buyer Plans”) for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). Buyer shall give each Transferred Employee credit for any deductible paid under any Company Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any Buyer Plans to the same extent that such expense were recognized under the comparable Company Plan.

(c)

The Parties shall negotiate in good faith, and within thirty (30) days after the date of this Agreement shall mutually agree upon, procedures for the disposition of the Federal Trust Employees’ Savings Plan and the Company’s medical, prescription drug, dental, vision, group term life insurance, voluntary term life insurance, long term disability insurance, short term disability insurance, accidental death and dismemberment insurance, employee assistance program, flexible spending accounts (healthcare and dependent care), cafeteria plan, cancer insurance, critical illness, accident insurance, supplemental health option package and tuition reimbursement plan; provided, however, that in lieu of terminating any or all of the foregoing arrangements, the Company may transfer sponsorship of the arrangement to the Parent. Such disposition shall be at the expense of Parent or Parent’s designee, and may include transferring sponsorship of any of the foregoing arrangements to Parent or Parent’s designee.

(d)	Parent shall be responsible for payment of benefits under the Federal Trust Bank Employee Severance Pay Plan to Non-Continuing Employees and Transitional Employees. Buyer shall provide Parent with all information reasonably requested by Parent for the purpose of determining if Buyer or Buyer Bank’s offers of employment to Transferred Employees constitute comparable offers for purposes of the Federal Trust Bank Employee Severance Pay Plan.

(e)	The Company and the Buyer shall agree to mutually acceptable terms and conditions under which the Buyer shall be permitted access to employees of the Bank, and to provide training to all Transferred Employees. Any such access and training will be conducted in a manner that will not unreasonably interfere with the business activities of the Bank.

8.7	Tax Matters.

(a)	Any Tax sharing agreement that the Company and its Subsidiaries have with any other Person will terminate as of the Closing Date.

(b)	Parent shall include when available the income of the Company and its Subsidiaries on Parent’s consolidated income Tax Returns for all periods through the end of the Closing Date and pay any income Taxes attributable to such income. The Company and its Subsidiaries shall furnish Tax information to Parent for inclusion in Parent consolidated income Tax Returns for the period that includes the Closing Date in accordance with the Company’s past custom and practice. The income of the Company and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books as of the end of the Closing Date.

(c)	Parent shall not settle any audit of its consolidated income Tax Returns to the extent that such returns relate to the Company and its Subsidiaries in a manner that would adversely affect the Buyer after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Company and its Subsidiaries both before and after the Closing Date. Parent agrees to indemnify Buyer for any tax owed by Buyer or Buyer Bank (including tax owed by Buyer or Buyer Bank due to this indemnification payment) resulting from any transaction engaged in by its Subsidiaries occurring on or prior to the Closing Date.

(d)	Buyer agrees to indemnify Parent for any additional Tax owed by Parent (including Tax owed by Parent due to this indemnification payment) resulting from any transaction engaged in by the Subsidiaries not in the ordinary course of business occurring on the Closing Date after Buyer’s acquisition.

(e)	Buyer and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Parent agree (i) to retain all books and records with respect to Tax matters pertinent to Parent relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Government Entity, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Parent, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Parent further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby.

(f)	Section 338(h)(10) Election. The Parties acknowledge and agree that the Merger shall be treated for income Tax purposes as a sale by the Company of the stock of its Subsidiaries to Buyer. Pursuant to such treatment, Parent shall join with Buyer in making a timely, irrevocable and effective election under Code Section 338(h)(10) (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Election”) for the sale of the Company’s eligible Subsidiaries. The Parties shall take all necessary steps to properly make the Section 338(h)(10) Election. Buyer shall be responsible for preparing all forms and documents required for the Section 338(h)(10) Election and shall provide Parent with properly completed copies of Form 8023 (and any corresponding state or local Tax forms) prior to the Closing Date. Parent agrees to execute and deliver to Buyer on the Closing Date a Form 8023 and any such other reasonable forms that are or have been provided for execution, and to promptly execute such other reasonable forms as may be reasonably requested thereafter in making or perfecting the Section 338(h)(10) Election. The Parties shall cooperate fully with each other and make available to each other such data and other information as may be reasonably required to timely file the Section 338(h)(10) Election. The Parties also shall report the applicable transfers under this Agreement consistent with such elections and take no position contrary thereto unless required to do so by applicable Tax law.

(g)	Allocation of Purchase Price. The Parties shall use their best efforts to agree no later than sixty (60) days after Closing on the aggregate deemed sale price (the “ADSP”) (as defined under Treasury Regulation Section 1.338-4) for the Subsidiaries eligible for the Section 338(h)(10) Election. The Parties agree that the ADSP shall be allocated among the assets of the eligible Subsidiaries in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder. Within ninety (90) days after Closing, Buyer shall deliver to Parent an allocation schedule allocating the ADSP among the assets of the eligible Subsidiaries (the “Allocation Schedule”) based on a determination by Buyer of the fair market value of such assets. Upon receipt of the Allocation Schedule, Parent shall, for a period of thirty (30) days, have the right to review and comment on the schedule, and Buyer shall make such revisions as are reasonably requested by Parent. If Parent objects to the allocation, and Buyer and Parent cannot reach agreement on the allocation within thirty (30) days after notification by Buyer of its objection, Buyer and Parent shall submit the issue to a mutually acceptable accounting firm for resolution. The accounting firm shall act as an arbitrator to determine, based solely on information provided by Parent and Buyer, and not by independent review, only those issues in dispute as to the allocation of ADSP. The decision of the accounting firm shall be final and binding and shall be the exclusive remedy of the Parties for any disputes arising as to the ADSP allocation. Parent and Buyer shall each pay fifty percent (50%) of the accounting firm’s fees, costs and expenses. When finalized, the Allocation Schedule shall be binding on the Parties, the Parties shall file all Tax Returns consistent with such Allocation Schedule, and no Party shall take any position that is inconsistent with the Allocation Schedule in any audit, examination or other proceeding unless otherwise dictated by law.

8.8	Transfer Taxes. Any sales, use, or similar taxes which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Parent.

8.9	Expenses. Except as otherwise provided herein, each Party shall pay all of its own expenses relating to the transactions contemplated by this Agreement, including in each case, the fees and expenses of such Party’s Representatives.

8.10	Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest or to vest the Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each Party shall, at Buyer’s sole expense, take all such necessary action as may be reasonably requested by Buyer.

8.11

Disclosure Schedules. The disclosures in any part of the Company Disclosure Schedule shall qualify all other portions of the Company Disclosure Schedule and all sections and subsections of Article 5 if the relevance of any such disclosure to such other portions of the Company Disclosure Schedule or such other sections or subsections of Article 5 is reasonably apparent. The disclosures in any part of the Parent Disclosure Schedule shall qualify all other portions of the Parent Disclosure Schedule and all sections and subsections of Article 6 if the relevance of any such disclosure to such other portions of the Parent Disclosure Schedule or such other sections or subsections of Article 6 is reasonably apparent. The disclosures in any part of the Buyer Disclosure Schedule shall qualify all other portions of the Buyer Disclosure Schedule and all sections and subsections of Article 7 if the relevance of any such disclosure to such other portions of the Buyer Disclosure Schedule or such other sections or subsections of Article 7 is reasonably apparent.

8.12	Advice of Changes. Prior to the Effective Time, each of Parent, the Company and Buyer shall promptly advise the other of any change or event (i) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; (ii) in the case of the Company, having or reasonably likely to have a Material Adverse Effect; (iii) in the case of Parent, having or reasonably likely to have a Parent Material Adverse Effect; or (iv) in the case of Buyer, having or reasonably likely to have a Buyer Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; and provided further that a failure to comply with this Section 8.12 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article 9 to be satisfied unless the underlying Material Adverse Effect, Parent Material Adverse Effect, Buyer Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article 9 to be satisfied.

8.13	Actions With Respect to Closing Conditions. None of Buyer, Parent or the Company shall take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to Closing set forth in Article 9 not being satisfied.

8.14	Attorney-Client Privilege; Post-Closing Representation. At and after the Effective Time:

(a)	The attorney-client privilege of the Company and its Subsidiaries with Venable LLP and Cleary Gottlieb Steen & Hamilton LLP (“Incumbent Counsel”) for the period prior to the Effective Time shall be deemed to be the right of Parent, and not that of Company, and may be waived only by Parent. Absent the written consent of Parent, following the Effective Time, neither Buyer nor any of its Subsidiaries (including the Surviving Company) shall have a right to access attorney-client privileged material of the Company or any of its Subsidiaries for the period prior to the Effective Time.

(b)

Absent the written consent of Parent, none of Buyer or any of its Subsidiaries (including the Surviving Company) shall have a right to access attorney-client privileged material of Parent, the Company or any of its Subsidiaries that was created for the purpose of advising Parent, the Company or any of its Subsidiaries. Buyer agrees that the Incumbent Counsel may continue to represent, and/or may undertake in the future to represent Parent in any matter, including litigation, even if the interests of Parent in those matters are directly adverse to Buyer or any of its Subsidiaries (including the Surviving Company).

8.15	Assumption of Trust Preferred Securities.

(a)	At the Effective Time, Buyer will assume, pursuant to a duly executed and delivered supplemental indenture satisfactory in form to the Trustee, (i) the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debentures in accordance with their terms, according to their tenor, and (ii) the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by the Company (such assumption of (i) and (ii), the “TruPS Assumption”). Buyer agrees to take such other actions and execute such other certificates, instruments and agreements as may be reasonably necessary in connection with entry into, and consummation of, the TruPS Assumption, including delivery of such opinions of counsel as are required to be delivered pursuant to the Indenture by Buyer’s counsel.

(b)	Notwithstanding anything in this Agreement to the contrary, if at any time all of the conditions to the Closing set forth in Article 9 other than the condition in Section 9.1(f) are satisfied (or are capable of being satisfied should Closing occur on the next Business Day) and the condition set forth in Section 9.1(f) is not satisfied within two Business Days thereafter, then Parent may, in its sole discretion, elect to cause the Company to redeem the Debentures and TruPS in accordance the terms thereof as promptly as practicable thereafter. If Parent elects to redeem the Debentures and TruPS pursuant to this Section 8.15(b), the Closing Date shall be deferred until the first Business Days following such redemption. In connection with any such deferred Closing, Parent shall deliver a new Estimated Effective Time Balance Sheet reflecting any adjustment to Net Book Value resulting from such redemption.

8.16	Put Right Regarding Transferred Loans.

(a)

During the one (1) year period following the Closing Date (the “Put Period”), Buyer shall have the right, upon satisfaction of the procedures and other requirements set forth in this Section 8.16, to require Parent to repurchase at the Repurchase Price any Transferred Loan (i) for which the Bank or a servicer or sub-servicer of the Bank is not in possession of the original note and (if applicable) mortgage or other documentation evidencing a valid security interest on behalf of the Bank and for which Parent is unable to provide Buyer with sufficient evidence to enable Buyer to foreclose upon such Transferred Loan under applicable Law, or (ii) that, following the Closing Date, becomes (x) more than thirty (30) days past due or (y) classified as “nonaccrual,” “substandard,” “doubtful” or “loss” in accordance with the applicable regulatory standards for loss classification established by the OCC; provided that Parent shall not be obligated to repurchase any Transferred Loan (A) with respect to which Buyer has, at any time from and after the Closing Date, extended credit in excess of the amount of any unfunded commitment or line of credit with respect to such Transferred Loan that was binding on the Company or the Bank immediately prior to the Closing, (B) that Buyer has, at any time from and after the Closing Date, amended or modified (including by means of any waiver or forbearance) (x) to increase the overall loan commitment, reduce the applicable interest rate or extend the stated maturity, (y) if such amendment or modification would qualify as a troubled debt restructuring or (z) in any manner that would reasonably be expected to impact the enforceability of the underlying collateral or otherwise negatively impact the value of such Transferred Loan, (C) with respect to which Buyer has transferred any interest to any other person or effected any renewal, refinancing or refunding, (D) that is encumbered on the Put Date, (E) with respect to which Buyer has agreed to take any action described in the preceding clauses (A) through (D), or (F) with respect to which Buyer has asserted a claim for indemnification under Article 10.

(b)	The obligation of Parent to repurchase any Transferred Loan is contingent upon the satisfaction (or waiver by Parent) of each of the following conditions: (i) Buyer shall have delivered to Parent a Put Notice (as defined below) and any supporting evidence required pursuant to Section 8.16(c); (ii) Buyer shall not have caused, by action or inaction (x) the priority of title to such Transferred Loan to be less than that conveyed by Parent or (y) any material claim of third parties to arise against Buyer or any of its Affiliates that, as a result of the repurchase under this Agreement, would reasonably be expected to be asserted against Parent or any of its Affiliates; and (iii) Buyer shall have, since the Closing Date, complied in all material respects with GAAP and regulatory accounting and the applicable regulatory standards for loan classification established by the OCC with respect to such Transferred Loans and serviced such Transferred Loans in accordance with customary and usual standards of industry practice.

(c)

Buyer shall notify Parent of each Transferred Loan with respect to which Buyer is seeking repurchase pursuant to this Section 8.16. Such notice (the “Put Notice”) shall be in writing and shall include the following information: (i) Buyer’s tax identification number and wire instructions; (ii) the reason for which Buyer is seeking repurchase pursuant to this Section 8.16 by referring, with respect to each Transferred Loan for which Buyer is seeking repurchase pursuant to this Section 8.16, to the first sentence of Section 8.16(a); (iii) a certification executed by Buyer that the Put Notice is being submitted in good faith and is complete and accurate in all respects to the best of Buyer’s knowledge; and (iv) the date for the consummation of the repurchase of the Transferred Loans for which Buyer is seeking repurchase pursuant to this Section 8.16, which date shall not be earlier than ten (10) Business Days from the date of the Put Notice (such date or such later date that is three (3) Business Days after the delivery by Buyer to Parent of all information required by this Section 8.16, the “Put Date”). The Put Notice shall be accompanied by evidence supporting the basis for the repurchase of each Transferred Loan for which Buyer is seeking repurchase pursuant to this Section 8.16.

Promptly upon request, Buyer shall supply Parent with any additional evidence that Parent may reasonably require. Parent shall have no obligation to repurchase any Transferred Loan pursuant to this Section 8.16 for which a Put Notice and all supporting evidence reasonably requested by Parent have not been received by Parent on or prior to the last day of the Put Period.

(d)	On the Put Date, Buyer shall deliver to Parent: (i) the Transferred Loans specified in the Put Notice that qualify for repurchase pursuant to Section 8.16(a) (each such Transferred Loan, a “Repurchased Loan”), duly and properly re-endorsed to Parent by Buyer and on a servicing-released basis, together with all notes, guarantees, agreements and other evidence thereof and all collateral and security interests securing the Repurchased Loans in the possession of Buyer and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Buyer; (ii) possession of all Loan documents in whatever form or medium (including imaged documents) and collateral in the custody of Buyer, in each case, relating to the Repurchased Loans; (iii) a certification, by a duly authorized representative of Buyer, certifying that as of the Put Date (A) none of the conditions relieving Parent of its obligation to repurchase any Transferred Loans set forth in the proviso of the first sentence of Section 8.16(a) existed with respect to the Repurchased Loans and (B) the conditions set forth in Section 8.16(b) have been satisfied; and (iv) such other instruments of transfer and conveyance and other documents or certificates as are necessary or appropriate to re-convey the Repurchased Loans to Parent (or its designee), in each case in form and substance reasonably satisfactory to Parent and its legal counsel. In all cases where Buyer recorded or filed among public records any document or instrument evidencing a transfer of a Repurchased Loan to Buyer, Buyer shall cause to be recorded or filed among such records a similar document or instrument evidencing the re-conveyance of such Repurchased Loan to Parent. The Repurchased Loans shall be sold to Parent on a servicing-released basis (and without limitation, any related escrow deposits shall be transferred to Parent). As of the close of business on the Put Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Repurchased Loans after the Put Date will be transferred to and assumed by Parent. Buyer shall be discharged and indemnified by Parent from all liability with respect to servicing of the Repurchased Loans from and after the Put Date and Parent shall not assume and shall be discharged and indemnified by Buyer from all liability with respect to servicing of the Repurchased Loans prior to the Put Date. In addition, Buyer shall take all such reasonable actions as requested by Parent to assist Parent in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Repurchased Loan sold on the Put Date in favor of Parent or its designated assignee as secured party.

(e)	On the Put Date and upon compliance by Buyer with Section 8.16(d), Parent shall pay to Buyer the Repurchase Price for each Repurchased Loan. The Repurchase Price shall be paid by Parent in cash by wire transfer of immediately available funds pursuant to the wire instructions set forth in the Put Notice.

(f)	During the Put Period, Buyer shall deliver to Parent within five (5) days following the last day of each calendar quarter a report on the Transferred Loan portfolio that includes all information reasonably requested from time to time by Parent in order to allow for ongoing accounting and regulatory reporting by Parent, including credit quality indicators and loss classifications for each Transferred Loan, in a format reasonably specified by Parent.

(g)	For purposes of this Agreement “Repurchase Price” means, with respect to any Repurchased Loan as of the close of business on the day immediately preceding the Put Date, an amount equal to (i) the sum of (A) 73% of the unpaid principal balance of such Repurchased Loan (except with respect to all credit extended by Buyer Bank from and after the Closing pursuant to any unfunded commitment or line of credit with respect to such Repurchased Loan that was binding on the Bank immediately prior to the Closing, which shall be repurchased for an amount equal to 100% (and not 73%) of the amount of such credit extended), (B) the amount of interest which has accrued on such Repurchased Loan to and including such date and not yet paid, and (C) any positive escrow balance existing with respect to such Repurchased Loan as of such date, to the extent such balance is transferred to the Parent, minus (ii) the sum of the (A) any amount owed (prorated, as applicable, based upon the Put Date) by the Buyer with respect to such Repurchased Loan relating to servicing, taxes, insurance or similar balances associated with loan servicing and (B) the absolute value of any negative escrow balance existing with respect to such Repurchased Loan as of such date, to the extent such balance or obligations in respect thereof are transferred to Parent.

8.17	Closing of Bank Offices. The Company shall cause the Bank to file with the OTS and any other Bank Regulator as may be required such notices and applications to cause the Closed Branches to be closed as of the Effective Time and for the termination by the Bank of the employment of all employees associated with the Closed Branches (except such employees as the Buyer shall designate to the Company at least 30 days prior to the Effective Time). The Company shall assume all liabilities, costs, expenses and obligations associated (including severance obligations to employees) with the closing of the Closed Branches and the termination of the employment of the employees at those offices. Within thirty (30) days after the date of this Agreement, Buyer shall deliver to Parent Schedule 8.17 to this Agreement, which shall contain the list of Branches that Buyer does not wish to purchase or assume the lease therefor (such Branches, the “Closed Branches”).

8.18	Non-Solicitation; Restriction on Banking Offices.

(a)

For a period of one (1) year following the Closing Date, Parent shall not, and shall cause its subsidiaries not to, directly or indirectly, solicit deposits or loans in the United States from customers whose deposits are acquired by the Buyer Bank in the Merger or have Transferred Loans on the Closing Date (excluding any

Transferred Loan as of the Closing Date that subsequently becomes a Repurchased Loan); provided, however, that (i) Parent and subsidiaries may engage in general advertising, solicitations or marketing campaigns, programs or other efforts not specifically directed or targeted at such customers; (ii) Parent and its subsidiaries, may provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof or as may be required by law; and (iii) Parent and its Affiliates (excluding the Company and its Subsidiaries) may continue engaging in any business or activity in which any of them is engaged on the Effective Date.

(b)	For a period of one (1) year from and after the Closing Date, Parent shall not, and shall cause its subsidiaries not to, without the prior written consent of Buyer, directly or indirectly (i) solicit for employment, hire, or retain as an independent consultant or contractor any person who becomes a Transferred Employee or (ii) induce, encourage or solicit any such Transferred Employee to leave the employment or position with Buyer or Buyer Bank, accept any other position or employment with Parent or any of its subsidiaries, or any other person or otherwise interfere with Buyer’s or Buyer Bank’s employment relationship with any person who becomes a Transferred Employee; provided, however, that nothing in this Section shall prohibit Parent or any of its subsidiaries, from engaging in general solicitations to the public or general advertising not specifically targeted at employees of Buyer or Buyer Bank.

(c)	For a period of one (1) year following the Closing date, Parent shall not, and shall cause its subsidiaries not to, open a new retail banking office, or acquire a retail banking office, in Orange, Seminole, Lake, Osceola or Volusia counties in Florida.

8.19	Monthly Financial Reports. Within fifteen (15) days after the end of each calendar month (beginning with the calendar month in which the date of this Agreement occurs), the Company shall deliver to Buyer an unaudited consolidated balance sheet and unaudited consolidated statement of income of the Company and its Subsidiaries for such month (collectively, the “Monthly Financials”).

8.20	Notices to Customers and Other Third Parties. To the extent any Party is obligated by Law or the terms of any Contract to give or publish notices to customers of the Bank or other Persons in connection with any of the transactions contemplated hereby (including notices to borrowers regarding the transfer of Transferred Loans and notices to customers regarding the closing of the Closed Branches), the Party having such obligation shall:

(a)	furnish to the other Parties a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days, but in any event at least two (2) Business Days, in advance of the proposed date of the first mailing, posting, or other dissemination thereof, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such Party proposes as necessary to comply with applicable Law; and

(b)	give or publish such notice as required.

8.21	Real Property Matters.

(a)

The Company shall obtain, at its expense, title insurance commitments on the Owned Branch Property and shall present copies of such commitments (together with copies of all documents referred to therein), dated not more than thirty (30) days prior to the date of this Agreement, to Buyer within thirty (30) days after the date of this Agreement. With respect to each parcel of Owned Branch Property, for a period of sixty (60) days from and after the later of (i) the date of this Agreement or (ii) the date on which Buyer has received all of the title commitments for such property (in each case, the “Property Review Period”), at its option and expense, Buyer may cause to be conducted: (1) any additional non-invasive title examinations, physical surveys, zoning compliance reviews, and structural inspections of the Owned Branch Property and improvements thereon that are used by the Company or the Bank (collectively, the “Property Examination”); and (2) non-invasive (subject to item (ii) below) site inspections, historic reviews, regulatory analyses and environmental investigations and assessments of the Owned Branch Property as Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). Any Environmental Survey may include: (i) a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any Owned Branch Property, (ii) other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any Owned Branch Property (e.g. a Phase II Environmental Assessment), provided that (x) Buyer provides the Company evidence showing that such additional inspection is commercially reasonable which evidence may include a recommendation contained in any Phase I report that additional inspections, testing and analyses should be performed; and (ii) all such additional investigations, inspections, assessments, site reconnaissance, site visits and environmental sampling, testing, analysis and monitoring shall be completed by the thirtieth (30th) day after the last day of the applicable Property Review Period. The Company shall, within 10 days of the date of this Agreement provide to Buyer copies of all information or documents, including, but not limited to, environmental reports, prior title insurance policies, surveys and regulatory agency correspondence, in the Company’s or the Bank’s possession or control relating to the matters described in this Section 8.21. Subject to the balance of this Section 8.21, in order to perform or to conduct any such investigation(s) described in this Section 8.21, the Company shall grant Buyer and its Representatives the right to gain reasonable access to any Owned Branch Property.

(b)

Buyer shall notify the Company in advance at least 48 hours, and shall obtain Company’s or Bank’s consent, before Buyer or any agent, employee, representative, contractor, or other person enters onto Owned Branch Property as permitted in this Agreement. Any entry on an Owned Branch Property made by or on behalf of Buyer shall be at the sole risk of Buyer. Buyer shall pay for all work and inspections performed, and shall not permit the creation of any lien against an Owned Branch Property (or any portion thereof) in favor of any contractor, materialman, mechanic, surveyor, architect, laborer, or any other lien or performing services or supplying materials on Buyer’s behalf or at Buyer’s request. Buyer, as a condition to its right to conduct inspections and other entries on an Owned Branch Property, agrees to indemnify, defend, and hold harmless Parent, Company, and Bank from all fines, penalties, liens, losses, costs, claims, damages, liabilities, and expenses, including reasonable attorneys’ fees and other costs and expenses incurred, sustained by, or asserted against Parent, Company, or Bank arising from the inspections and entries by or on behalf of Buyer, or any of its agents or other representatives. Buyer shall employ only appropriately licensed and insured professionals for entries on the Owned Branch Property and performance of the investigations, surveys, tests, and the like permitted under this Agreement. Neither Buyer nor Buyer’s agents shall conduct any inspection, or perform other work, so as to damage or alter an Owned Branch Property or improvements thereon. Buyer at its own expense shall repair, replace, or restore to the Company’s and the Bank’s satisfaction, any damage or disturbance caused to an Owned Branch Property or any portion thereof or improvements thereon in the course of Buyer’s inspections. Inspections and entries on the Owned Branch Property pursuant to this Agreement shall be subject to the rights of any tenants or other occupants of such property. Buyer and its agents, employees, representatives, contractors, and other persons entering on Buyer’s behalf shall take reasonable precautions so that inspections and entries pursuant to this Section shall cause minimum disruption to the Bank and its operations. Buyer acknowledges that Company and the Bank make no, and Buyer hereby waives and disclaims all, warranties or representations whatsoever, express or implied, concerning the condition of an Owned Branch Property or improvements thereon or otherwise relating thereto except any such warranty or representation that is expressed in this Agreement. Buyer shall bear all risk of loss, damage, or destruction to the Owned Branch Property caused by any of its inspections. Company or Bank, as the case may be, shall have no obligation to repair, replace, or restore any loss, damage, or destruction caused by any of Buyer’s inspections except to the extent that such loss, damage, or destruction was caused by Company’s or Bank’s negligence or willful misconduct.

(c)

If, during the Property Review Period for any Owned Branch Property, Buyer discovers a Material Defect (as defined below) with respect to such Owned Branch Property, Buyer shall provide such information (“Property Review Appraisal Factors”) to the Company in writing within five (5) business days after the end of the Property Review Period. Thereafter, Parent may elect to (1) direct the Company to cure the Material Defect to Buyer’s reasonable satisfaction; or (2) exclude from the Transferred Owned Branch Property the Owned Branch Property with respect to which such Material Defect exists. If Parent elects to direct the Company to cure, then the Company will have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the Buyer and the Company in which to cure such Material Defect to Buyer’s satisfaction. If the

Company fails to cure a Material Defect to Buyer’s satisfaction within the period specified above, then the Owned Branch Property with respect to which such Material Defect exists shall be excluded from the Transferred Owned Branch Property. With respect to any Owned Branch Property that is excluded from the Transferred Owned Branch Property pursuant to this Section 8.21(c), upon Buyer’s request, the Parties shall negotiate in good faith with respect to a lease of such Owned Branch Property to Buyer Bank, which shall have a rental rate consistent with prevailing market rates for similar properties and a term not exceeding one (1) year after the Closing Date.

(d)	For purposes of this Agreement, a “Material Defect” means the existence of any Real Estate Lien (other than the lien of Owned Branch Property Taxes not yet due and payable and liens Company or Bank agrees in writing to satisfy before conveying the property to Buyer), or zoning restriction, covenant or other restriction, title imperfection, title irregularity or other defect that constitutes a material breach of any representation or warranty contained in Section 5.16 and that would materially adversely affect the marketability of title of any parcel of the Owned Branch Property and/or materially adversely affect Buyer’s ability to use the Owned Branch Property or the Leased Branch Property as a banking branch facility or as to which Buyer otherwise reasonably objects; (b) the existence of any structural defects or conditions of disrepair in the improvements on the Owned Branch Property (including any equipment, fixtures or other components related thereto) that would reasonably cost more than $100,000 in the aggregate to repair, remove or correct as to all such Owned Branch Property; or (c) the existence of facts or circumstances relating to any of the Owned Branch Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release or emission by any Person of any hazardous material on, from, under, at or relating to the Owned Branch Property; or (2) any action has been taken or not taken, or condition or event likely has occurred or exists, with respect to the Owned Branch Property that constitutes or would constitute a violation of any Environmental Laws as to which Buyer reasonably believes, based on the advice of legal counsel or other consultants, that the Company or the Bank could become responsible or liable, or that the Buyer or the Buyer Bank could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense of Liability which the Company or the Bank could incur, or for which the Buyer or the Buyer Bank could become responsible or liable following the Closing Date, could equal or exceed an aggregate of $100,000 or more as to all such Owned Branch Property.

8.22	Known Litigation.

(a)

Notwithstanding anything herein to the contrary, Parent shall control in its sole discretion all proceedings taken in connection with Known Litigation in which the Company or any of its Subsidiaries is a plaintiff (“Plaintiff Litigation”); provided, however, that no settlement or compromise of any Plaintiff Litigation may subject

Buyer, the Surviving Company or any of their Subsidiaries to any Liability (unless indemnified by the Sellers) or to any ongoing operating restrictions, or include any admission of fault or Liability on the part of Buyer, the Surviving Company or any of their Subsidiaries. Parent shall be responsible for all costs and expenses it, Buyer and Buyer Bank incurs in connection with Plaintiff Litigation.

(b)	As promptly as reasonably practicable following the payment of any recovery to Buyer, the Surviving Company or any of their Subsidiaries in connection with any Known Litigation, Buyer shall pay the amount recovered to Parent by wire transfer of immediately available funds.

(c)	Information shared or communicated among the Parties and their Affiliates with respect to Known Litigation, including any interview, meeting or other communication, company records or other information that (i) may be subject to privileges or protections against disclosure, including, but not limited to, the attorney-client privilege, the attorney work product protection, the common interest rule, or (ii) may be the type of information which may, upon appropriate motion, be properly restricted under a protective order (collectively, “Common Interest Information”), shall be subject to the attorney-client privilege, joint defense privilege, common-interest privilege and/or any other applicable privilege. Each Party acknowledges and agrees that it does not and has not, by entering into this Agreement, by its action or conduct pursuant to this Agreement, intended to waive, in whole or part, any attorney-client, work product or other privilege, right or immunity. Any and all Common Interest Information shared by one Party or any of its Affiliates with another Party or any of its Affiliates shall be treated as privileged and confidential and shall retain the full attorney-client, work product, or other privilege or immunity from disclosure that would otherwise protect or apply to such Common Interest Information.

(d)	Notwithstanding anything herein to the contrary, if Parent requests that any Contract be included in the Other Transferred Assets (during or after the thirty (30) day period contemplated by Section 2.9) on the basis that, in Parent’s reasonable judgment after consultation with its counsel, retention of such Contract by the Surviving Company or one of its Subsidiaries after the Effective Time is necessary to avoid the loss or impairment of any remedies, claims, counterclaims or other rights with respect to any Known Litigation, the Parties shall amend Schedule 2.9 to reflect the inclusion of such Contract as an Other Transferred Asset.

(e)	Prior to the Effective Time Parent may cause the Company or its applicable Subsidiary to assign to Parent or its designee, and after the Effective Time Parent may require Buyer to cause the Surviving Company or its applicable Subsidiary to assign to Parent or its designee, all rights, title and privileges with respect to any Known Litigation, including all claims, receivables, moneys, options, privileges, rights, title, interests and causes of action relating to the Known Litigation and all proceeds and rights to future proceeds thereof of every description.

ARTICLE 9

CONDITIONS TO CLOSING.

9.1	Conditions to Obligations of the Company and Parent. The obligations of the Company and Parent under this Agreement to effect the Merger are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Parent, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

(a)	Buyer shall have performed the obligations required to be performed by it under this Agreement at or prior to Closing in all material respects;

(b)	the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date);

(c)	the following Approvals (collectively, “Regulatory Approval”) shall have been obtained and be in full force and effect and no such approval shall have imposed any condition or restriction on Parent that would reasonably be expected to have a material adverse effect on the business of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of equivalent size to the Buyer and its Subsidiaries, taken as a whole); provided that in determining whether a material adverse effect would reasonably be expected to result for purposes of this Section 9.1(c), none of the following may be taken into account: (x) conditions or restrictions customarily imposed on similarly situated parties, or (y) conditions or restrictions imposed as a result of taken by Parent or its Subsidiaries after the date hereof and not related to the transactions contemplated hereby;

(i)	the approval of, and the expiration of the related notice or review periods for, all applications and notices, as applicable, filed with the OTS and the OCC (as successor to the OTS) under 12 C.F.R. § 563.22 to consummate the transfers of assets and/or liabilities from the Bank to the Parent or Parent’s designee as contemplated by this Agreement;

(ii)	the approval of, and the expiration of the related notice or review periods for, all applications and notices, as applicable, filed with the OTS and the OCC (as successor to the OTS) under 12 C.F.R. § 563.144 to permit the Bank to make any capital distribution to consummate the transfers of assets and/or liabilities contemplated by this Agreement;

(iii)	the approval of or nonobjection to, and expiration of the related notice, review or waiting periods for, all notices filed with the OTS and the OCC (as successor to the OTS) providing notice of the Bank Merger Agreement;

(iv)	the approval of or nonobjection to, and expiration of the related notice, review or waiting periods for, all notices filed with the OTS and the OCC (as successor to the OTS) providing notice of the branch closings contemplated by this agreement and the expiration of required notice periods;

(v)	the approval of, and the expiration of the related notice, review or waiting periods for, all applications and notices, as applicable, filed with the FRB under the Bank Holding Company Act of 1956, as amended, to permit Buyer to acquire the Company;

(vi)	the approval of, and the expiration of the related notice, review or waiting periods for, all applications and notices, as applicable, filed with the OCC under 12 U.S.C. §§ 215 and 215a to permit the Buyer Bank to merge with the Bank; and

(vii)	all other Approvals of Government Entities required for the consummation of the transactions contemplated hereby;

(d)	the Company shall have received the items to be delivered by Buyer pursuant to Section 4.3;

(e)	no Order or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect; and

(f)	Buyer shall have executed and delivered, subject to the effectiveness of the Merger, all documents required to be executed and delivered by Buyer to effect the TruPS Assumption.

9.2	Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to effect the Merger are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Buyer, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

(a)	the Company and Parent shall have performed the obligations required to be performed by each of them under this Agreement at or prior to Closing in all material respects;

(b)

the representations and warranties of the Company and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that for purposes of this Section 9.2(b) no representation or warranty of the Company contained in Article 5 or of Parent contained in Article 6 shall be deemed untrue, inaccurate or incorrect, and neither the Company nor Parent shall be deemed to have breached any such representation or warranty, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article 5 (in the case of the Company) or Article 6 (in the case of Parent) has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or a Parent Material Adverse Effect with respect to Parent, (disregarding for purposes of this Section 9.2(b) all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” “Parent Material Adverse Effect” and words of similar import); provided further, notwithstanding the foregoing proviso, for purposes of this Section 9.2(b), the representations and warranties contained in: (i) Sections 5.2 and 5.21, in the case of the Company, shall be deemed untrue and incorrect if not true and correct in all material respects, (ii) Section 5.7(b), in the case of the Company shall be deemed untrue and incorrect if not true and correct in all respects; and (iii) Sections 6.2 and 6.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects;.

(c)	Regulatory Approval shall have been obtained and be in full force and effect and no such approval shall have imposed any condition or restriction on Buyer or Buyer Bank that would reasonably be expected to have a material adverse effect on the Buyer and its Subsidiaries, taken as a whole; provided that in determining whether a material adverse effect would reasonably be expected to result for purposes of this Section 9.2(c), none of the following may be taken into account: (i) conditions or restrictions customarily imposed on similarly situated parties, or (ii) conditions or restrictions imposed as a result of taken by Buyer or its Subsidiaries after the date hereof and not related to the transactions contemplated hereby;

(d)	Buyer shall have received the items to be delivered by the Company pursuant to Section 4.2; and

(e)	no Order or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.

ARTICLE 10

INDEMNIFICATION.

10.1	Indemnification by Parent. After the Effective Time, Parent shall, in accordance with this Article 10 indemnify, defend, protect and hold harmless Buyer, the Surviving Company, the Buyer Bank, and their respective assigns, successors and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of all Actions asserted against, and all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) (collectively, “Damages”) asserted against or suffered, sustained, incurred or paid by, any Buyer Indemnitee (collectively, “Buyer Losses”) in connection with or arising out of:

(a)	the breach or inaccuracy of any representation or warranty of the Company or Parent set forth in this Agreement or any other Transaction Document

(disregarding for purposes of this Section 10.1(a) all qualifications or limitations set forth in any representations or warranties as to “material,” “materiality,” “Material Adverse Effect” and words of similar import), other than with respect to a Transferred Loan that has been put to Parent pursuant to Section 8.16;

(b)	any breach of or failure to perform any covenant or agreement in this Agreement or any other Transaction Document on the part of the Company or Parent;

(c)	any Taxes for which Buyer is entitled to be indemnified pursuant to Section 8.7(c);

(d)	any obligation of the Company or the Bank to repurchase any Loan sold by the Company or the Bank to a third party prior to the Effective Time (excluding, for avoidance of doubt, obligations under Section 8.16);

(e)	the Actions identified on Part 5.8 of the Company Disclosure Schedule (the “Known Litigation”); and

(f)	any Contract that is included in the Other Transferred Assets at Parent’s request pursuant to Section 8.22(d).

10.2	Indemnification by Buyer. After the Effective Time, Buyer shall, in accordance with this Article 10, defend, protect and hold harmless Parent and its assigns, successors and Affiliates (collectively, the “Parent Indemnitees”) from, against and in respect of all Actions asserted against, and all Damages asserted against or suffered, sustained, incurred or paid by, any Parent Indemnitee (collectively, “Parent Losses”) in connection with or arising out of:

(a)	the breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement or any other Transaction Document (disregarding for purposes of this Section 10.2(a) all qualifications or limitations set forth in any representations or warranties as to “material,” “materiality,” “Buyer Material Adverse Effect” and words of similar import);

(b)	any breach of or failure to perform any covenant or agreement in this Agreement or any other Transaction Document on the part of Buyer or Buyer Bank;

(c)	any Liability related to the Debentures, the TruPS or the TruPS Assumption, whether related to events, circumstances or actions occurring or existing prior to, on, or after the Closing; and

(d)	any Taxes for which Parent is entitled to be indemnified pursuant to Section 8.7(d).

10.3

Notice of Claims. A Person entitled to indemnification under this Article 10 (an “Indemnified Party”) shall notify the Persons obligated to provide such indemnification under this Article 10 (the “Indemnifying Party”) in writing promptly after becoming aware of any Damages which an Indemnified Party shall have determined has given rise to a claim for indemnification under this Article 10. Such written notice (a “Claim Notice”) shall include an estimate of the Damages, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of Damages described in such Claim Notice, or fails to notify the Indemnified Party within thirty (30) days after receipt of such Claim Notice whether the Indemnifying Party disputes the claim or the estimated amount of Damages described in such Claim Notice, the estimated Damages in the amount specified in the Indemnified Party’s Claim Notice will be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim or the estimated amount of Damages, the dispute shall be resolved, and the amount, if any, of Damages payable by the Indemnifying Party to the Indemnified Party shall be determined, in accordance with Section 12.6. The provisions of this Section 10.3 do not apply to Third Party Actions.

10.4	Third Party Actions.

(a)	If any third Person shall commence an Action against any Indemnified Party (a “Third Party Action”) with respect to any matter that may give rise to a claim for indemnification under this Article 10, then the Indemnified Party shall notify the Indemnifying Party as the case may be, in writing promptly after becoming aware of such Third Party Action describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. It is agreed that no delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent said Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party will have thirty (30) days from the receipt of such Third Party Action Notice (the “Response Period”) to determine whether or not (i) the Indemnifying Party will, at its sole cost and expense, defend against such Third Party Action and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

(b)

If the Indemnifying Party (i) does not respond to the Third Party Action Notice by 5:00 p.m., Hartford, Connecticut time on the last day of the Response Period, (ii) responds to the Third Party Action Notice, but disputes the claim for indemnity hereunder and elects not to assume the defense, or (iii) responds to the Third Party Action Notice and does not dispute the claim for indemnity but elects not to assume the defense, in each case within the period allowed after delivery of the Third Party Action Notice, the Indemnified Party shall have the right to defend against any such Third Party Action by appropriate proceedings or to settle or pay any such Third Party Action for such an amount as the Indemnified Party shall in good faith deem reasonably appropriate and the Indemnifying Party shall promptly pay all Damages resulting from such Third Party Action in accordance with subparagraph (e) below; provided that in the case of clause (ii), any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 12.6.

(c)	If the Indemnifying Party affirmatively disputes the right to indemnity, but nevertheless elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 12.6.

(d)	Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:

(i)	such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to clause (vi) below;

(ii)	the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii)	the Indemnifying Party and its counsel shall, at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party reasonably informed as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, and includes a complete, unconditional release of the Indemnified Party from all Liability with respect to such Third Party Action;

(iv)	the Indemnified Party shall cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v)	the Indemnified Party may employ its own counsel and participate in such defense or settlement at the Indemnified Party’s sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party; and

(vi)

notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel (who shall be reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel for all

Indemnified Parties, taken together) if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised in writing by counsel that (1) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (2) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; or (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this clause (vi) shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless, and, provided further, if the Indemnified Party has assumed control of the defense or settlement of a Third Party Action pursuant to this clause (vi), the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e)	The Damages resulting from the settlement or the final, non-appealable adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful (each, a “Final Loss”), shall be conclusively deemed a Liability of the Indemnifying Party to the Indemnified Party if the Indemnifying Party: (i) does not respond to a Third Party Action Notice by 5:00 p.m., Hartford, Connecticut time on the last day of the Response Period; (ii) does not elect to defend against any Third Party Action for which it does not dispute the Indemnified Party’s right to indemnity; (iii) does not elect to defend against any Third Party Action for which it disputes the Indemnified Party’s right to indemnity, and such dispute is resolved, in accordance with Section 12.6, in a manner affirming the Indemnified Party’s right to indemnity; (iv) elects to defend against any Third Party Action for which it does not dispute the Indemnified Party’s right to indemnity hereunder; or (v) elects to defend against any Third Party Action for which it does dispute the right to indemnity, to the extent the dispute is resolved in a manner affirming the Indemnified Party’s right to indemnity.

10.5	Survival.

(a)	The period during which a claim for indemnification may be asserted hereunder (in each case, the “Claims Period”) with respect to:

(i)	a breach or inaccuracy of any of Sections 5.1 (Organization – Company); 5.2 (Authority; Enforceability – Company); 5.5 (Title to Assets); 5.14 (Taxes); 6.1 (Organization – Parent); 6.2 (Authority; Enforceability – Parent); 7.1 (Organization – Buyer); or 7.2 (Authority; Enforceability – Buyer) shall begin at the Effective Time and terminate thirty (30) days after the end of the statute of limitations applicable thereto;

(ii)	any breach or inaccuracy of Section 5.11 (Loan Portfolio) shall begin at the Effective Time and terminate on the first anniversary of the Closing Date; and

(iii)	all other matters, shall begin at the Effective Time and shall terminate at 5:00 p.m., Hartford, Connecticut time, on the date that is five hundred forty (540) days after the Closing Date.

(b)	Notwithstanding Section 10.5(a), if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a good faith claim for indemnity hereunder and such claim shall not have been Finally Resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is Finally Resolved in accordance herewith. All representations and warranties herein shall survive the Closing until the last day of the Claims Period applicable thereto and, with respect to claims that remain unresolved as of the last day of the Claims Period, until such unresolved claims have been Finally Resolved.

10.6	Limitations.

(a)	Notwithstanding anything herein to the contrary, except in the case of willful misrepresentation with intent to defraud (“Fraud”):

(i)	Parent shall not be liable to any Buyer Indemnified Parties for any matters contained in Section 10.1(a) with respect to any single event or series of related events unless and until the aggregate amount of all Buyer Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”), and then only for the amount by which the aggregate amount of Buyer Losses exceeds the Basket (such excess, “Buyer Covered Losses”);

(ii)	Buyer shall not be liable to any Parent Indemnified Parties for any matters contained in Section 10.2(a) with respect to any single event or series of related events unless and until the aggregate amount of all Parent Losses exceeds the Basket, and then only for the amount by which the aggregate amount of Parent Losses exceeds the Basket (such excess, “Parent Covered Losses”);

(iii)	in no event shall Parent’s aggregate liability to Buyer Indemnified Parties for Buyer Covered Losses with respect to the matters contained in Section 10.1(a) exceed Ten Million Dollars ($10,000,000) (the “Cap”); and

(iv)	in no event shall Buyer’s aggregate liability to Parent Indemnified Parties for Parent Covered Losses with respect to the matters contained in Section 10.2(a) exceed the Cap.

(b)	The Parent Losses or Buyer Losses, as the case may be (“Losses”), suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties or recovered under insurance policies (it being understood and agreed that the Indemnified Parties are not obligated to seek insurance recoveries in respect of Losses to be indemnified hereunder) and all associated Tax benefits to the Indemnified Party realized in the taxable year in which the Loss was incurred. If any insurance proceeds or other recoveries from third parties are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(c)	Notwithstanding anything herein to the contrary, any liability for indemnification under this Agreement will be determined without duplication for recovery because of the state of facts giving rise to the Damages constitutes a breach of more than one representation, warranty or covenant herein.

(d)	The amount of Buyer Losses for which Parent shall be liable hereunder shall be determined net of specific reserves established in anticipation of the circumstances giving rise to such Buyer Losses and included in the calculation of Final Net Book Value.

(e)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, FROM AND AFTER THE EFFECTIVE TIME, NO PARTY SHALL BE LIABLE FOR SPECIAL OR PUNITIVE DAMAGES RELATING TO ANY BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT RELIEVE AN INDEMNIFYING PARTY OF ITS OBLIGATION TO INDEMNIFY ANY INDEMNIFIED PARTY TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN A FINAL LOSS FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

10.7	Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Parties for any breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any other Transaction Document) or otherwise in respect of the transactions contemplated hereby, other than for Fraud.

ARTICLE 11

TERMINATION.

11.1	Termination. This Agreement may be terminated prior to the Closing:

(a)	by mutual written consent of Parent and Buyer;

(b)	by Buyer if:

(i)	there has been a breach by the Company or Parent of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein, which would reasonably be expected to result in the conditions to Closing set forth in Section 9.2(a) or 9.2(b) not being satisfied, and Buyer has notified the Company and Parent of such breach in writing and the breach has not been cured within thirty (30) days after delivery of the notice of the breach, provided that Buyer is not then in material breach of this Agreement; or

(ii)	Closing shall not have occurred on or before the first anniversary of the date of this Agreement (the “Outside Closing Date”) by reason of the failure of any condition precedent under Section 9.2, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to Buyer if (A) its material breach of any representation, warranty or covenant set forth in this Agreement by Buyer has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date; or (B) Parent shall have elected to redeem the Debentures and TruPS pursuant to Section 8.15(b);

(c)	by Parent or the Company if:

(i)	there has been a breach by Buyer of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein, which would reasonably be expected to result in the conditions to Closing set forth in Section 9.1(a) or 9.1(b) not being satisfied, and the Company has notified Buyer of such breach in writing and the breach has not been cured within thirty (30) days after delivery of the notice of the breach, provided that neither Parent nor the Company is then in material breach of this Agreement; or

(ii)	Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Section 9.1, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) shall not be available to Parent or the Company if its material breach of any representation, warranty or covenant set forth in this Agreement by Parent or the Company has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date; or

(d)	by any Party if the Approval of any Government Entity required for consummation of the transactions contemplated in this Agreement shall have been denied by final, nonappealable action by such Government Entity or an application therefore shall have been permanently withdrawn at the request of the Government Entity.

11.2	Effect of Termination. If this Agreement is terminated prior to Closing, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except (a) any liability of any Party then in breach hereof, with respect to such breach; and (b) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 12

MISCELLANEOUS.

12.1	Entire Agreement; Headings. This Agreement embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Parties with respect to the subject matter hereof. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

12.2	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.3	Severability. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

12.4	Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Parties. No waiver, forbearance or failure by any Party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Party’s right to enforce any other provision of this Agreement or a continuing waiver by such Party of compliance with any provision hereof.

12.5	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

12.6

Jurisdiction; Service of Process; Jury Trial Waiver; Prevailing Party. Subject to the following sentence, the state or federal courts located within Orlando, Florida shall have exclusive jurisdiction over any and all disputes between any Parties, whether in law or equity, arising out of or relating to this Agreement and the other Transaction Documents, and the Parties consent to and agree to submit to the jurisdiction of such courts. The Parties hereby agree that mailing of process or other papers in connection with any Action or proceeding in the manner provided in Section 12.7 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. EACH OF THE PARTIES IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IF ANY CIVIL ACTION, ARBITRATION OR OTHER LEGAL PROCEEDING IS BROUGHT FOR THE ENFORCEMENT OF THIS AGREEMENT, OR BECAUSE OF AN ALLEGED DISPUTE, BREACH, DEFAULT OR MISREPRESENTATION IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT, THE SUCCESSFUL OR PREVAILING PARTY OR PARTIES SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES, COURT COSTS, AND ALL EXPENSES (INCLUDING WITHOUT LIMITATION, ALL SUCH FEES AND EXPENSES INCIDENT TO ARBITRATION, APPELLATE AND POST JUDGMENT PROCEEDINGS), INCURRED IN THIS PROCEEDING, IN ADDITION TO ANY OTHER RELIEF TO WHICH SUCH PARTY OR PARTIES MAY BE ENTITLED.

12.7	Notices. Any notices or other communications required or permitted hereunder shall be in writing and sent to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Parties in compliance with the terms hereof), by hand delivery, by facsimile transmission to the respective facsimile numbers designated below (if any) (with electronic confirmation of delivery), by UPS, FedEx or DHL next-day service, or by registered or certified mail, return receipt requested, postage prepaid:

If to Parent and/or, prior to the Effective Time, the Company:	with copies (which shall not constitute notice) to:

The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, Connecticut 06155 Attn: Treasurer Fax: (860) 547-6845

The Hartford Financial

Services Group, Inc.

One Hartford Plaza

Hartford, Connecticut 06155

Attn: General Counsel

Fax: (860) 547-4721

- and -

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

Attn : Thomas D. Washburne, Jr., Esq.

Fax : (410) 244-7742

- and -

Cleary Gottlieb Steen & Hamilton LLP 2000 Pennsylvania Avenue, NW Washington, D.C. 20006 Attn: Linda Soldo, Esq. Fax: (202) 974-1999

If to Buyer:	with a copy (which shall not constitute notice) to:

CenterState Banks, Inc. 42745 U.S. Highway 27 Davenport, Florida 33837 Attn: Ernest S. Pinner Fax: (863) 297-8152	Smith Mackinnon, PA 255 S. Orange Avenue, Suite 800 Orlando, Florida 32801 Attn: John P. Greeley, Esquire Fax: (407) 843-2448

12.8	Assignment. This Agreement may not be assigned (whether by operation of law or otherwise) by (a) Parent or the Company without the prior written consent of Buyer; and (b) Buyer without the prior written consent of Parent, provided that Buyer may assign this Agreement to an entity wholly-owned by Buyer, provided, however, that such assignment will not change or delay the Approvals needed for the consummation of the transactions contemplated hereby or relieve Buyer of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties’ respective successors and permitted assigns.

12.9	No Third Party Beneficiaries. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the Parties.

12.10	Specific Performance. The Parties acknowledge that monetary damages could not adequately compensate either Party in the event of a breach of this Agreement by the other, that the non-breaching Party would suffer irreparable harm in the event of such breach and that the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof and the Parties expressly waive any objection to such specific performance or injunctive relief on the basis that monetary damages will be an adequate remedy.

12.11	Counterparts. This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Company:

FEDERAL TRUST CORPORATION

By:	/s/ Robert W. Paiano
Name:	Robert W. Paiano
Title:	Board Member

Parent:

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Robert W. Paiano
Name:	Robert W. Paiano
Title:	Treasurer

Buyer:

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
Name:	John C. Corbett
Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]